SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SunCoke Energy, Inc.

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March 29, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of SunCoke Energy, Inc. The 2012 Annual Meeting will be held on Thursday, May 10, 2012 at 9:00 a.m., local time, at the Hotel Arista, 2139 CityGate Lane, Naperville, Illinois 60563.

The following pages contain our notice of annual meeting and proxy statement. Please review this material for information concerning the business to be conducted at the 2012 Annual Meeting, including the nominees for election as directors.

We are furnishing our proxy statement and other proxy materials to our stockholders over the Internet. We also are mailing paper copies of our proxy statement and other proxy materials to stockholders who have requested them. For further details, please refer to the section entitled About the Annual Meeting beginning on page 1 of this proxy statement.

Whether or not you plan to attend the 2012 Annual Meeting, it is important that your shares be represented. Please vote via telephone, over the Internet or by proxy card or voter instruction form.

Thank you for your support of SunCoke Energy.

Sincerely,

Frederick A. Henderson

Chairman and Chief Executive Officer

SunCoke Energy, Inc. | 1011 Warrenville Road | Suite 600 | Lisle, Illinois 60532 | tel (630) 824-1000

www.suncoke.com

Notice of Annual Meeting of Stockholders

to be held on May 10, 2012

The 2012 Annual Meeting of Stockholders of SunCoke Energy, Inc. will be held on Thursday, May 10, 2012 at 9:00 a.m., local time, at the Hotel Arista, 2139 CityGate Lane, Naperville, Illinois 60563, for the following purposes:

1.	To elect two directors, Frederick A. Henderson and Alvin Bledsoe, to the class of directors whose term expires in 2015;

2.	To hold a non-binding advisory vote to approve our executive compensation;

3.	To hold a non-binding advisory vote on the frequency of advisory stockholder approval of our executive compensation;

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

5.	To transact such other business as may properly come before the 2012 Annual Meeting or any adjournment or postponement thereof.

You may vote at the 2012 Annual Meeting if you were a stockholder of record at the close of business on March 12, 2012. To ensure that your vote is properly recorded, please vote as soon as possible, even if you plan to attend the 2012 Annual Meeting. Most stockholders have three options for submitting their vote: (1) via the telephone, (2) over the Internet or (3) by mail. You may still vote in person if you attend the 2012 Annual Meeting. For further details about voting, please refer to the section entitled About the Annual Meeting beginning on page 1 of this proxy statement.

If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the 2012 Annual Meeting. If you do not instruct your broker on how to vote in the election of directors and on compensation matters, your shares will not be voted on these matters.

The approximate date of mailing of the Notice of Internet Availability of Proxy Materials to our stockholders is March 29, 2012, and the attached proxy statement, together with our 2011 Annual Report on Form 10-K, will be made available to our stockholders on that same date. At that time we will also begin mailing paper copies of our proxy statement and other proxy materials to stockholders who have requested them.

By order of the Board of Directors,

Denise R. Cade

Senior Vice President, General Counsel and Corporate Secretary

March 29, 2012

i

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ABOUT THE ANNUAL MEETING

References to “the Company”, “SunCoke Energy”, “we”, “us” and “our” in this proxy statement mean SunCoke Energy, Inc.

Who is soliciting my vote?

The Board of Directors of SunCoke Energy, Inc. is soliciting your vote at the 2012 Annual Meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we have elected to furnish our proxy statement and other proxy materials to stockholders on the Internet rather than mailing paper copies to each stockholder. If you received a Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, in the mail, you will not receive a paper copy of these materials unless you have requested to receive paper copies. All stockholders have the ability to access our proxy statement and other proxy materials. Instructions on how to do so or to request a printed copy may be found on the Notice of Internet Availability. In addition, stockholders may request to receive these materials in printed form by mail on an ongoing basis. The Notice of Internet Availability also will instruct you on how you may vote your shares and how you may vote over the Internet.

What am I voting on?

You are voting on:

•	Proposal 1: Election of Frederick A. Henderson and Alvin Bledsoe to the class of directors whose term expires in 2015 (see page 5);

•	Proposal 2: Advisory approval of our executive compensation (see page 39);

•	Proposal 3: Whether an advisory stockholder vote to approve our executive compensation should occur every one, two or three years (see page 40);

•	Proposal 4: Ratification of the appointment of Ernst & Young LLP, or E&Y, as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (see page 44); and

•	Any other business properly coming before the meeting.

How does the Board of Directors recommend that I vote my shares?

The Board of Directors’ recommendations can be found with the description of each Proposal in this proxy statement. In summary, the Board of Directors recommends that you vote:

•	Proposal 1: “FOR” the election of the two nominees for director;

•	Proposal 2: “FOR” the advisory approval of our executive compensation;

•	Proposal 3: For “ONE YEAR” to hold an advisory stockholder vote to approve executive compensation every year; and

•	Proposal 4: “FOR” the ratification of the Audit Committee’s appointment of E&Y as SunCoke Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Who is entitled to vote?

Only stockholders of record at the close of business on March 12, 2012 are entitled to vote at the 2012 Annual Meeting. As of that date, there were 70,095,496 shares of our common stock outstanding. Each share of common stock is entitled to one vote. There is no cumulative voting.

How many votes must be present to hold the meeting?

Your shares are counted as present at the 2012 Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by telephone, Internet or mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of common stock as of March 12, 2012 must be present in person or by proxy at the meeting. This is referred to as a quorum. Proxy cards or voter instruction forms that reflect abstentions and broker non-votes will be counted as shares present to determine whether a quorum exists to hold the 2012 Annual Meeting.

What is a broker non-vote?

Under the rules that govern brokers who have record ownership of shares that they hold in “street name” for their clients who are the beneficial owners of the shares, brokers have discretion to vote such shares on routine matters, such as ratifications of independent registered public accounting firms, but not on non-routine matters. Broker non-votes occur when shares held by a broker nominee for a beneficial owner are not voted on a proposal because the broker nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Proposals 1, 2 and 3 are non-routine matters. Therefore, if your shares are held in “street name” and you do not provide instructions as to how your shares are to be voted on Proposals 1, 2 and 3, your broker will not be able to vote your shares on these proposals. We urge you to provide instructions to your broker so that your votes may be counted on these important matters.

How are votes counted? How many votes are needed to approve each of the proposals?

For Proposal 1, you may vote “FOR” or “WITHHOLD”. For Proposals 2 and 4, you may vote “FOR”, “AGAINST”, or “ABSTAIN”. For Proposal 3, you may vote to hold an advisory say-on-pay vote to approve our executive compensation every “ONE YEAR”, “TWO YEARS” or “THREE YEARS”, or you may “ABSTAIN.”

For Proposal 1, the affirmative plurality of the votes properly cast on the proposal at the 2012 Annual Meeting is required to elect a nominee to the Board of Directors. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.

For Proposal 2, the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal at the 2012 Annual Meeting is required to approve the advisory proposal. Abstentions will have the effect of a vote “AGAINST” this proposal.

For Proposal 3, the frequency of the advisory vote to approve executive compensation (every one, two or three years) receiving the affirmative plurality of the votes properly cast on the proposal at the 2012 Annual Meeting will be considered the frequency recommended by stockholders. Abstentions will have no effect on the voting for this proposal.

For Proposal 4, the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal at the 2012 Annual Meeting is required to approve the proposal. Abstentions will have the effect of a vote “AGAINST” this proposal.

Broker non-votes will have no effect on the outcome of any of the matters to be voted on.

How do I vote?

You can vote either in person at the 2012 Annual Meeting or by proxy without attending the meeting. Most stockholders have three options for submitting their votes:

(1)	via the telephone, using the toll-free number listed on your proxy card (if you are a stockholder of record) or voter instruction form (if your shares are held by a broker, bank or other nominee);

(2)	over the Internet, at the address provided on the Notice of Internet Availability or on your proxy card or voter instruction form; or

(3)	by marking, signing, dating and mailing your proxy card or voter instruction form and returning it in the envelope provided. If you return your signed proxy card or voter instruction form but do not mark the boxes showing how you wish to vote, your shares will be voted in accordance with the recommendation of the Board of Directors for each of the proposals for which you did not indicate a vote.

If you are the registered stockholder (that is, if you hold your stock in your name), you can vote via the telephone or over the Internet by following the instructions provided on the Notice of Internet Availability or on your proxy card.

If your shares are held in “street name” (that is, they are held in the name of a broker, bank or other nominee), you will receive instructions with your materials that you must follow in order to have your shares voted. Please review your voter instruction form to determine whether you will be able to vote via the telephone or over the Internet.

The deadline for voting via the telephone or over the Internet for the 2012 Annual Meeting is 11:59 p.m. Eastern Time, May 9, 2012.

Even if you plan to attend the 2012 Annual Meeting, we encourage you to vote your shares by proxy. If your shares are held in “street name,” you must request a legal proxy from your broker, bank or other nominee and bring that proxy to the meeting to vote in person at the meeting.

Can I change or revoke my vote?

Yes. You can change or revoke your vote at any time before the polls close at the 2012 Annual Meeting by (1) re-voting via the telephone or over the Internet (only your latest telephone or Internet vote will be counted), (2) signing and dating a new proxy card and submitting it (only your latest proxy card will be counted), (3) if you are a registered stockholder, delivering timely notice of revocation to the Corporate Secretary, SunCoke Energy, Inc., 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532 or (4) attending the 2012 Annual Meeting and voting in person. If your shares are held in “street name,” please contact your broker, bank or other nominee and comply with the broker’s, bank’s or other nominee’s procedures if you want to change or revoke your previous voting instructions. Attending the 2012 Annual Meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

Who counts the votes?

We have hired Computershare Trust Company, N.A., our transfer agent, to count the votes represented by proxies cast by telephone, the Internet and ballot. A representative of Computershare will act as Inspector of Election.

Can other matters be decided at the 2012 Annual Meeting?

We are not aware of any other matters that will be considered at the 2012 Annual Meeting. If any other matters arise, the named proxies will vote in accordance with their best judgment.

Who can attend the meeting?

The 2012 Annual Meeting is open to all SunCoke Energy stockholders. Directions to the meeting are provided on the Notice of Internet Availability or you can contact our Investor Relations Group for directions at investorrelations@suncoke.com or (630) 824-1907. When you arrive at the Hotel Arista, signs will direct you to the meeting room. You need not attend the 2012 Annual Meeting to vote.

If you wish to attend the 2012 Annual Meeting, please check the box on your proxy or voter instruction form, or as indicated on the Internet voting site, or press the appropriate key if voting by telephone. If your shares are held in “street name” and you would like to attend, please also e-mail investorrelations@suncoke.com or write to Investor Relations Group, SunCoke Energy, Inc., 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532. Include a copy of your brokerage account statement or an omnibus proxy (which you can get from your broker).

At the 2012 Annual Meeting, each stockholder may be asked to present valid picture identification (for example, a driver’s license or passport). If your shares are held in “street name,” you must bring a copy of a brokerage statement, proxy or letter from the broker, bank or other nominee confirming ownership of shares of our common stock on March 12, 2012, the record date for the 2012 Annual Meeting.

For security purposes, no cameras, recording equipment, electronic devices, large bags, backpacks, briefcases or packages will be permitted in the meeting room or adjacent areas, and other items will be subject to search.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 10, 2012

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2011 are available at the following Internet address: http://www.edocumentview.com/SXC.

PROPOSAL 1 — ELECTION OF DIRECTORS

Board of Directors

Our Board of Directors currently has six members and is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires. An additional director, John W. Rowe, will join the Board of Directors, effective April 1, 2012. Mr. Rowe will serve in the class of directors whose term will expire at the annual meeting in 2013.

Two directors are proposed to be elected at the 2012 Annual Meeting. The terms of Frederick A. Henderson and Alvin Bledsoe expire this year, and the Board of Directors has nominated both of them for a three-year term that will expire at the annual meeting in 2015 or until their respective successors are elected and qualified. Each is a current director, and Mr. Henderson serves as our Chairman and Chief Executive Officer. If either nominee is unable to serve as a director at the time of the 2012 Annual Meeting, your proxy may be voted for the election of another nominee proposed by the Board of Directors or the Board of Directors may reduce the number of directors to be elected at the 2012 Annual Meeting.

Recommendation

The Board of Directors recommends that you vote “FOR” the election of the two nominees for director.

Certain Information Regarding Directors

Below, please find information regarding the specific experience, qualifications, attributes and skills that qualify the nominees and the directors whose terms of office will continue after the 2012 Annual Meeting to serve as a director of SunCoke Energy.

Nominees to Serve in a Class Whose

Term Expires in 2015

Frederick A. Henderson (Chairman) Age: 53 Committee Membership: Executive (Chair), Governance

Mr. Henderson was elected as our Chairman and Chief Executive Officer in December 2010. He also served as a Senior Vice President of Sunoco, Inc., or Sunoco, (a petroleum refiner and chemicals manufacturer with interests in logistics) from September 2010 until our initial public offering in July 2011. From February 2010 until September 2010, he was a consultant for General Motors LLC, and from March 2010 until August 2010, he was a consultant for AlixPartners LLC (a business consulting firm). He was President and Chief Executive Officer of General Motors (a global automotive company) from April 2009 until December 2009. He was President and Chief Operating Officer of General Motors from March 2008 until March 2009. He was Vice Chairman and Chief Financial Officer of General Motors from January 2006 until February 2008. He was Chairman of General Motors Europe from June 2004 until December 2005. Mr. Henderson is a director of Compuware Corp. (a technology performance company), where he serves as chair of its Audit Committee. Mr. Henderson also is a trustee of the Alfred P. Sloan Foundation.

Mr. Henderson, having worked for over 26 years at General Motors and over a year at SunCoke Energy, is a highly experienced senior-level executive, with general operations, manufacturing and marketing experience, as well as senior-level strategic planning, business development, managerial and management development and compensation experience. Mr. Henderson also possesses diverse international experience (by virtue of his prior experience at General Motors, including his service as Vice President and Managing Director of General Motors do Brasil; Group Vice President and President of General Motors, Latin America, Africa and Middle East; President of General Motors Asia Pacific; and Chairman of General Motors Europe) and health, environment and safety experience (by virtue of his oversight experience at General Motors). Additionally, Mr. Henderson possesses financial expertise by virtue of his education (an MBA from Harvard Business School) and experience (including Vice Chairman and Chief Financial Officer of General Motors).

Alvin Bledsoe Age: 64 Committee Membership: Audit (Chair), Compensation (Mr. Bledsoe will serve on the Compensation Committee until March 31, 2012)

Mr. Bledsoe was elected as a director in June 2011. From 1972 until his retirement from the firm in 2005, Mr. Bledsoe served in various senior roles at PricewaterhouseCoopers LLP, or PwC (an international accounting firm). He joined the Board of Directors of Crestwood Gas Services GP LLC (the general partner of a master limited partnership in the natural gas industry), formerly Quicksilver Gas Services, in 2007 and currently chairs its Audit Committee and serves as a member of its Conflicts Committee. From May 2007 to August 2010, Mr. Bledsoe served as a member of the Archuelta County Colorado Financial Advisory Task Force.

Mr. Bledsoe is an experienced finance and public accounting executive, having spent his entire 33-year career with PwC. By virtue of his experience, Mr. Bledsoe is knowledgeable about finance, mergers and acquisitions and major cost restructurings and possesses knowledge of the mining, utilities and energy industries. In addition, he brings relevant industry expertise, having served clients within these industry sectors and having served as the global leader for PwC’s Energy, Mining and Utilities Industries Assurance and Business Advisory Services Group. While at PwC, Mr. Bledsoe also gained experience working with boards of directors by interfacing with the boards of directors of his clients.

Continuing Directors — Term Expires in 2013

Peter B. Hamilton Age: 65 Committee Membership: Audit, Compensation (Chair)

Mr. Hamilton was elected as a director in June 2011. Mr. Hamilton has served as the Senior Vice President and Chief Financial Officer of Brunswick Corporation (a global designer, manufacturer and marketer of recreation products) since September 2008. He returned to Brunswick Corporation in September 2008 after retiring from the company in 2007. He was President of the Life Fitness division of Brunswick Corporation from 2005 to 2006 and President of the Brunswick Boat Group from 2006 to 2007. He also served as Vice Chairman of the Board of Brunswick Corporation from 2000 until his retirement in 2007. Mr. Hamilton has served on the Board of Directors of Spectra Energy Corp. (a natural gas infrastructure company) since 2007, where he currently chairs the Audit Committee and is a member of the Corporate Governance Committee. He joined the Board of Directors of Oshkosh Corporation (a designer, manufacturer and marketer of specialty vehicles and vehicle bodies) in 2011 and is a member of its Audit and Human Resources Committees. Mr. Hamilton currently serves as a director of the American Arbitration Association and as a trustee of the James S. Kemper Foundation.

Mr. Hamilton is an experienced corporate executive with a background in management, law, finance and government. Prior to joining Brunswick, Mr. Hamilton served in various positions at Cummins Inc., or Cummins, (an engine manufacturer and distributor), including Chief Financial Officer. Prior to his tenure at Cummins, Mr. Hamilton was a partner in a Washington, D.C. law firm, held a number of senior positions in the federal government and was an officer in the U.S. Navy.

Karen B. Peetz Age: 56 Committee Membership: Audit

Ms. Peetz was elected as a director in January 2012. Ms. Peetz is a Vice Chairman, with responsibility for the Financial Markets and Treasury Services group, at The Bank of New York Mellon Corporation, or BNY Mellon, (a global financial services company), having served in that role since June 2008. From March 1998 until May 2008, Ms. Peetz served in senior management positions at BNY Mellon, including as Executive Vice President of the Corporate Trust Division from May 2003 until May 2008. Ms. Peetz is the chairperson for BNY Mellon’s Women’s Initiatives Network, which acts as a global resource for the professional development and advancement of women who work at BNY Mellon through chapters in 50 locations globally. She also serves on BNY Mellon’s Diversity Council. Before joining BNY Mellon, Ms. Peetz spent 16 years with JPMorgan Chase (a global financial services company) in a variety of sales and business management positions. Ms. Peetz serves as chair of the Pennsylvania State University’s Board of Trustees. Ms. Peetz also is a member of the Financial Services Roundtable and is on the Board of Directors for the Securities Industry and Financial Markets Association and the Private Export Funding Corporation.

Ms. Peetz is an experienced executive with a 30-year tenure in the financial services industry with global business line responsibility. As a senior-level executive at BNY Mellon, Ms. Peetz has strategic planning, business development and managerial responsibilities.

John W. Rowe (effective April 1, 2012) Age: 66 Committee Membership: Compensation, Governance

In January 2012, Mr. Rowe was elected as a director, effective April 1, 2012. On March 12, 2012, Mr. Rowe retired as Chairman, Chief Executive Officer and director of Exelon Corporation, or Exelon, (an electric utility company), and as a director of Commonwealth Edison Company and PECO Energy Company, both subsidiaries of Exelon. He served as a director and Chief Executive Officer or Co-Chief Executive Officer of Exelon since its formation in October 2000 and as Chairman and Chief Executive Officer of Exelon since April 2002. At various times since 2000, he also held the title of President of Exelon. He previously served as Chairman, President and Chief Executive Officer of Unicom Corporation and Commonwealth Edison Company from March 1998 until October 2000. Mr. Rowe is a director of Northern Trust Corporation (an international financial services company), where he serves as Lead Director, chair of its Corporate Governance Committee and as a member of its Compensation and Benefits and Executive Committees. Mr. Rowe joined the Board of Directors of The Allstate Corporation (an insurance company) in 2012. Effective December 31, 2011, Mr. Rowe retired as a director of Sunoco and as chair of its Corporate Responsibility Committee and as a member of its Compensation and Executive Committees. Mr. Rowe currently serves as chairman of the Illinois Institute of Technology, president of the Wisconsin Alumni Research Foundation, Chairman of the Field Museum and a board member of the Illinois Holocaust Museum and the Morgridge Institute for Research.

Mr. Rowe, with over 28 years of experience with electric utility companies in various positions, including service as Chief Executive Officer of Exelon, has senior management-level experience and general operations and manufacturing experience. Mr. Rowe possesses senior management-level strategic planning, business development and managerial experience, as well as health, environment and safety oversight experience. Additionally, Mr. Rowe possesses government relations, regulatory agency and legal experience by virtue of his former position as Chief Executive Officer at Exelon and prior business experience and education.

Continuing Directors — Term Expires in 2014

Robert J. Darnall (Lead Director) Age: 74 Committee Membership: Executive, Governance (Chair)

Mr. Darnall was elected as a director in June 2011. Following a 36-year career at Inland Steel Industries, Inc., or Inland, (a carbon steel manufacturer and processor/distributor of industrial materials), Mr. Darnall retired as Chairman, President and Chief Executive Officer in late 1998 and joined Ispat International N.V., or Ispat International, (a carbon steel manufacturer) as President and Chief Executive Officer of Ispat North America until early 2000. Mr. Darnall served as an independent director of United States Steel Corporation (an integrated steel producer of flat-rolled and tubular products) from 2001 until 2010, Sunoco from 2000 until 2010, Cummins from 1989 to 2010 and Pactiv Corporation (a consumer and foodservice/food packaging products producer) from 2000 to 2010. Mr. Darnall currently serves on the board of trustees of the Glenwood School for Boys and Girls, the Museum of Science and Industry and Rush University Medical Center.

Mr. Darnall is an experienced corporate executive with over 38 years of senior-level management experience in the steel industry and expertise in sourcing and logistics. Mr. Darnall also possesses health, environment and safety experience by virtue of his oversight experience as the former Chief Executive Officer of Inland Steel and the head of Ispat International’s North American operations, both companies having a health, environment and safety risk profile similar to that of several of our steel industry customers.

James E. Sweetnam Age: 59 Committee Membership: Compensation

Mr. Sweetnam was elected as a director in January 2012. Mr. Sweetnam served as President, Chief Executive Officer and a director of Dana Holding Corporation, or Dana, (a motor vehicle parts supplier) from July 2009 until November 2010. From 1997 until June 2009, Mr. Sweetnam served in senior management positions at Eaton Corporation, or Eaton, (a global diversified power management company), including as President of the Truck Group from 2001 until June 2009. Prior to joining Eaton, Mr. Sweetnam spent 10 years with Cummins in a variety of senior management positions. He currently serves on the Board of Directors of LMI, a private, not-for-profit corporation that provides management consulting, research and analysis to governments and other nonprofit organizations. From February 2007 until its acquisition by Berkshire Hathaway Inc. in September 2011, Mr. Sweetnam served as a director of Lubrizol Corporation (a specialty chemicals company) and as a member of its Audit, Nominating and Governance and Organization and Compensation Committees.

Mr. Sweetnam is an experienced corporate executive with senior-level management experience, including service as Chief Executive Officer at Dana, with general operations, manufacturing and engineering experience and a background in international business development and management. Mr. Sweetnam also possesses health, environment and safety oversight experience by virtue of his oversight experience as a senior-level executive at Eaton.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Prior to our two-step separation from Sunoco, which was completed on January 17, 2012 and is discussed in more detail in the Compensation Discussion and Analysis section of this proxy statement, Sunoco controlled a majority of our common stock. As a result, we were a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange, or NYSE, and elected to be exempt from certain of the NYSE’s requirements, including the requirement to have a majority of independent directors and to have Compensation and Governance Committees consisting entirely of independent directors.

Upon completion of our two-step separation from Sunoco, we ceased to be a “controlled company.” Accordingly, our Board of Directors is now composed of a majority of independent directors and our Audit and Compensation Committees are each composed entirely of independent directors. Pursuant to the applicable NYSE transition period, our Governance Committee will be composed of a majority of independent directors effective April 1, 2012 and is required to be fully independent within one year of our ceasing to be a “controlled company.” Our Executive Committee is composed of one employee director and one independent director.

The following table shows the membership of our Committees:

Name	Executive	Audit	Compensation	Governance
Frederick A. Henderson	✓*			✓
Robert J. Darnall	✓			✓*
Alvin Bledsoe		✓*	✓**
Peter B. Hamilton		✓	✓*
Karen B. Peetz		✓
John W. Rowe (effective April 1, 2012)			✓	✓
James E. Sweetnam			✓

*	Denotes Committee Chair
**	Until March 31, 2012

Meeting Attendance

The Board of Directors held six meetings in fiscal 2011. Each director who served in fiscal 2011 attended at least 83% of the meetings of the Board of Directors and 100% of the meetings of the Committees on which he or she served during the periods that he or she served in fiscal 2011.

Executive Committee

The Executive Committee, which was formed on January 17, 2012, is composed of Messrs. Henderson and Darnall and is chaired by Mr. Henderson. The Executive Committee exercises the powers and authority of the Board of Directors to direct the business and affairs of SunCoke Energy in intervals between meetings of the Board of Directors and to implement the policy decisions of the Board of Directors. Actions taken by the Executive Committee are reported to the Board of Directors at its next meeting.

The Board of Directors has adopted a written charter for the Executive Committee, which is available on our corporate website at www.suncoke.com.

Audit Committee

The Audit Committee is composed of Messrs. Bledsoe and Hamilton and Ms. Peetz and is chaired by Mr. Bledsoe. The Board of Directors has determined that Messrs. Bledsoe and Hamilton and Ms. Peetz are independent directors for purposes of serving on an audit committee under applicable SEC and NYSE requirements. The Board of Directors also has determined that Messrs. Bledsoe and Hamilton and Ms. Peetz are financially literate and have accounting or related financial management expertise as required by the applicable rules of the NYSE and qualify as “audit committee financial experts” as defined by the applicable rules of the SEC.

The Audit Committee assists the Board of Directors in fulfilling its responsibility to stockholders, the investment community and governmental agencies that regulate our activities in its oversight of: (1) the annual appointment of our auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, (2) the accounting principles we use in financial reporting, (3) internal auditing procedures, (4) compliance with legal and regulatory requirements and (5) the adequacy of our internal control procedures. The Audit Committee also discusses policies with respect to risk assessment and risk management and it studies or investigates any matter of interest or concern that the Audit Committee determines is appropriate and may retain outside legal, accounting or other advisors for this purpose.

The Board of Directors has adopted a written charter for the Audit Committee, which is available on our corporate website at www.suncoke.com. The Audit Committee met five times in fiscal 2011.

Compensation Committee

The Compensation Committee is composed of Messrs. Hamilton, Sweetnam and Bledsoe (until March 31, 2012) and is chaired by Mr. Hamilton. Mr. Rowe will join the Compensation Committee, effective April 1, 2012. The Compensation Committee: (1) reviews and approves the compensation and benefits for our employees, directors and consultants, (2) administers our employee benefit plans, (3) authorizes and ratifies stock option grants and other incentive arrangements and (4) authorizes employment and related agreements.

The Board of Directors has adopted a written charter for the Compensation Committee, which is available on our corporate website at www.suncoke.com. The Compensation Committee met three times in fiscal 2011.

Governance Committee

The Governance Committee is composed of Messrs. Henderson and Darnall and is chaired by Mr. Darnall. Mr. Rowe will join the Governance Committee, effective April 1, 2012. As noted above, pursuant to the applicable NYSE transition period, our Governance Committee will be composed of a majority of independent directors effective April 1, 2012 and is required to be fully independent within one year of our ceasing to be a “controlled company.” The Governance Committee: (1) recommends to the Board of Directors the director nominees for the next annual meeting of stockholders, director nominees for each Committee of the Board of Directors and corporate governance guidelines and (2) leads the annual review of the performance of the Board of Directors.

The Board of Directors has adopted a written charter for the Governance Committee, which is available on our corporate website at www.suncoke.com. The Governance Committee did not meet in fiscal 2011.

Compensation Committee Interlocks

None of the members of the Compensation Committee is or ever was an officer or employee of SunCoke Energy or any of our subsidiaries. In addition, none of our executive officers served on any compensation committee or any board of directors of another company, of which any of our directors was also an executive officer.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors, upon the recommendation of the Governance Committee, has determined that each of our non-management directors who served as a director during the fiscal year is “independent” under the applicable rules of the NYSE and the SEC and is free of any direct or indirect material relationship with SunCoke Energy or its management.

Board Leadership Structure

The current leadership structure of the Board of Directors includes our Chairman and Chief Executive Officer and an independent Lead Director. Pursuant to our Corporate Governance Guidelines, the Chairman of the Governance Committee acts in the role of Lead Director.

The Board of Directors believes that combining the positions of Chairman and Chief Executive Officer is the most appropriate for SunCoke Energy at this time. Having one person as Chairman and Chief Executive Officer provides unified leadership and direction to SunCoke Energy and strengthens the ability of the Chief Executive Officer to develop and implement strategic initiatives and respond efficiently in crisis situations. The Board of Directors also believes the combination of the Chairman and Chief Executive Officer positions is appropriate in light of the substantial independent oversight provided by the Board of Directors.

The Lead Director’s duties are described in our Corporate Governance Guidelines and include: (1) the authority to chair those meetings of the Board of Directors at which the Chairman is not present and (2) the authority to preside at executive sessions of the independent directors. The Lead Director also provides advice and counsel, as needed, to the Chairman and Chief Executive Officer on various strategic issues and Board of Directors and Committee matters. In addition, the Lead Director leads the Board of Directors and Committee self-evaluation process (and the individual director evaluation process) and leads the independent directors in an annual evaluation of the Chief Executive Officer.

In addition to the Lead Director, the Board of Directors has a substantial majority of independent directors. The Audit and Compensation Committees are composed solely of independent directors and the Executive and Governance Committees, with the exception of Mr. Henderson, are composed of independent directors. Consequently, independent directors directly oversee critical matters and appropriately monitor the Chairman and Chief Executive Officer. As noted above, pursuant to the applicable NYSE transition period, our Governance Committee will be composed of a majority of independent directors effective April 1, 2012 and is required to be fully independent within one year of our ceasing to be a “controlled company.”

Director Qualifications

The Governance Committee annually reviews the qualifications and experience of current directors and identifies specific competencies required in director nominees. Director nominees should have a proven record of professional success and leadership and demonstrate the highest personal and professional ethics, integrity and values. The Board of Directors also considers ethnic and gender diversity. Directors also are expected to devote sufficient time and effort to their duties as a member of the Board of Directors.

Risk Oversight

In accordance with NYSE requirements, the Audit Committee charter provides that the Audit Committee is responsible for reviewing and discussing SunCoke Energy’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. On a regular basis, our officers who are responsible for monitoring and managing

SunCoke Energy’s risks, including our Chairman and Chief Executive Officer, Senior Vice President and Chief Financial Officer and Senior Vice President, General Counsel and Corporate Secretary, make reports to the Audit Committee. The Audit Committee, in turn, reports to the full Board of Directors.

While the Audit Committee has primary responsibility for overseeing risk management, our entire Board of Directors is actively involved in overseeing risk management by engaging in periodic discussions with our officers as it may deem appropriate. In addition, each of our Committees considers the risks within its areas of responsibility. For example, the Audit Committee focuses on risks inherent in our accounting, financial reporting and internal controls and the Compensation Committee considers the risks that may be implicated by our executive compensation program. The Compensation Committee’s assessment of risk related to compensation practices is discussed in more detail in the Compensation Discussion and Analysis section of this proxy statement. We believe that the leadership structure of our Board of Directors supports its effective oversight of our risk management.

Executive Sessions

The independent directors met in executive sessions separate from management five times during fiscal 2011. The Lead Director presides at executive sessions of the independent directors.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that address the following matters, among others: (1) Board of Directors composition and director qualifications, (2) operations of the Board of Directors, (3) responsibilities of the Board of Directors and (4) Committee structure and responsibilities. The Corporate Governance Guidelines are posted on our corporate website at www.suncoke.com.

Related Person Transactions

Policy and Procedures for the Review of Related Person Transactions

The Board of Directors has adopted a written policy that applies to interested transactions with related parties. For purposes of the policy, interested transactions include transactions, arrangements or relationships involving amounts greater than $100,000 in the aggregate in which we are a participant and a related person has a direct or indirect interest. Related persons are deemed to include executive officers, directors, director nominees, owners of more than five percent of our common stock or an immediate family member of the preceding group. The policy provides that the Governance Committee is responsible for the review and approval of all related person transactions.

The Governance Committee reviews the material facts of all interested transactions that require its approval and either approves or disapproves of the entry into the interested transaction, subject to certain exceptions described below. The policy prohibits any director from participating in any discussion or approval of an interested transaction for which such director is a related person, except that such director is required to provide all material information concerning the interested transaction to the Governance Committee. As part of its review and approval of a related person transaction, the Governance Committee considers, among other things, whether the transaction is made on terms no less favorable than terms that would be generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Our related person transactions policy also provides that certain interested transactions will have standing pre-approval from the Governance Committee. These include: (1) employment of executive officers if the compensation is disclosed in the proxy statement or approved by the Board of Directors or the Compensation Committee; (2) employment of an immediate family member of a director, director nominee or executive officer with compensation that does not exceed $120,000; (3) director compensation that is disclosed in the proxy statement; (4) transactions with companies where the business is less than the larger of $1 million or two percent of the other company’s total revenues; (5) certain charitable contributions; (6) transactions where all stockholders receive proportional benefits; (7) transactions involving competitive bids; (8) regulated transactions; (9) certain banking services; and (10) certain transactions available to all employees or third parties generally.

Certain Transaction

Ms. Peetz is a Vice Chairman with responsibility for the Financial Markets and Treasury Services group at BNY Mellon. In July 2011, BNY Mellon served as senior co-manager for SunCoke Energy’s offering of our 7 5/8% Senior Notes due 2019 and earned an underwriting fee of $200,000. Ms. Peetz did not have a direct or indirect material interest in the transaction.

Director Attendance Policy

Directors are expected to attend Board of Directors meetings and meetings of Committees on which they serve, as well as our annual meeting of stockholders. We did not hold an annual meeting of stockholders in fiscal 2011.

Indemnification Agreements

Our directors are asked to enter into individual Indemnification Agreements with SunCoke Energy when joining the Board of Directors. The Indemnification Agreement is the same for each director and provides contractual indemnification in addition to the indemnification provided in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. The Indemnification Agreement provides each director with indemnification to the fullest extent permitted by law. Subject to certain limitations and exceptions, the Indemnification Agreement provides, among other things, that we will indemnify each director against expenses, liabilities, losses, judgments, fines and amounts paid in settlement incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the director is or was our director or by reason of the fact that the director is or was serving at our request as a director, officer, manager, trustee, fiduciary, employee or agent of another entity, with certain stated exceptions. In addition, under the Indemnification Agreement, we are obligated to advance payment to each director for all expenses reasonably incurred by such director with respect to the events or occurrences specified above, provided that the director must repay the advanced expenses to the extent that it is ultimately determined that the director is not entitled to indemnification under the terms of the Indemnification Agreement.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, a code of ethics that applies to all of our officers, directors and employees, including our Chief Executive Officer, Senior Vice President and Chief Financial Officer, Vice President and Controller and other senior financial officers. The Code of Business Conduct and Ethics is posted on our corporate website at www.suncoke.com.

Communications with the Board

Stockholders and other interested persons may communicate any concerns they may have regarding SunCoke Energy to the attention of the Board of Directors or to any specific member of the Board of Directors by writing to the following address:

SunCoke Energy, Inc.

c/o Corporate Secretary

1011 Warrenville Road, Suite 600

Lisle, Illinois 60532

Communications directed to the independent directors as a group should be sent to the attention of the Lead Director, c/o the Corporate Secretary, at the address indicated above.

Any stockholder or other interested person who has a particular concern regarding accounting, internal accounting controls or other audit matters that he or she wishes to bring to the attention of the Audit Committee of the Board of Directors may communicate those concerns to the Audit Committee or its Chair, using the address indicated above.

Governance Committee Process for Director Nominations

The Governance Committee evaluates potential director candidates and makes recommendations to the Board of Directors. Candidates may be identified by current directors, by a search firm or by stockholders. The Governance Committee may engage the services of a third-party consultant to assist in identifying and screening potential candidates. The Governance Committee’s evaluation of a candidate generally includes inquiries as to the candidate’s reputation and background, examination of the candidate’s experience and skills in relation to the Board of Director’s requirements at the time, consideration of the candidate’s independence as measured by the Board of Director’s independence standards and any other considerations that the Governance Committee deems appropriate. Candidates should have a proven record of professional success and leadership and demonstrate the highest personal and professional ethics, integrity and values. Ethnic and gender diversity also are considered. At least annually, the Governance Committee reviews the criteria for the nomination of director candidates and approves changes to the criteria, as appropriate. Following its evaluation process, the Governance Committee recommends candidates to the full Board of Directors. The Board of Directors makes the final determination regarding a candidate based on its consideration of the Governance Committee’s recommendation. Candidates recommended by our stockholders will be evaluated on the same basis as candidates recommended by current directors, search firms or third-party consultants.

Board Retirement Policy

Pursuant to our Corporate Governance Guidelines, unless otherwise determined by the independent directors of the Board of Directors, each director must retire from service no later than the annual meeting following his or her 76th birthday.

DIRECTOR COMPENSATION

The compensation program for our independent directors is designed to attract experienced and highly qualified directors, provide appropriate compensation for their time, efforts, commitment and contributions to SunCoke Energy and our stockholders and align the interests of the independent directors and our stockholders.

Annual Retainer

The current annual independent retainer for our independent directors is comprised of $100,000 in our common stock and $65,000 in cash. The Lead Director, all Committee Chairs and Audit Committee members receive an additional annual retainer for their service. The table below summarizes the structure of our independent director compensation program:

BOARD SERVICE
Annual Retainer (Cash Portion)	$65,000
Annual Retainer (Stock Portion)	$100,000

TOTAL (excluding Committee Chair Retainers, Audit Committee Member Retainer and Lead Director Retainer)	$165,000

COMMITTEE SERVICE
Annual Committee Chair Retainers:
• Audit Committee Chair	$20,000
• Compensation Committee Chair	$15,000
• All Other Committee Chairs	$10,000
Annual Audit Committee Member Retainer	$10,000
Annual Lead Director Retainer	$25,000

Retainer Stock Plan

The SunCoke Energy, Inc. Retainer Stock Plan for Outside Directors, or Retainer Stock Plan, provides for the payment of a portion of the independent directors’ annual retainer in the form of our common stock. The Retainer Stock Plan also allows each independent director to elect to receive payment of all or a portion of his or her cash retainer(s) in the form of our common stock. Payments made pursuant to the Retainer Stock Plan are made quarterly in the number of shares of our common stock determined by dividing one-fourth of the aggregate portion of the annual retainer payable in our common stock by the average closing price for a share of our common stock for the ten trading days on the NYSE immediately prior to the payment date.

Deferred Compensation Plan

The SunCoke Energy, Inc. Directors’ Deferred Compensation Plan, or Deferred Compensation Plan, permits independent directors to defer a portion of their compensation. Payments of compensation deferred under the Deferred Compensation Plan will be made at, or commence on, January 15th of the calendar year following the calendar year in which an independent director ceases to provide services to SunCoke Energy, with any successive annual installment payments to be made not earlier than January 15th of each such year. Each independent director has the option to designate his or her deferred compensation as share units, cash units or a combination of both. Cash units accrue interest at a rate set annually by the Governance Committee. A share unit is treated as if it were invested in shares of our common stock, but it does not have voting rights. If share units are chosen, dividend equivalents are credited in the form of additional share units. Share units are settled in cash based upon the average closing price for a share of our common stock for the ten trading days on the NYSE immediately prior to the payment date.

Director Stock Ownership Guidelines

Each independent director is expected to own the lesser of (i) 15,000 shares of our common stock or (ii) shares of our common stock with a market value equal to at least five times the independent director’s annual cash retainer, in either case within five years of joining the Board of Directors.

Director Compensation Table

The following table sets forth the compensation for our independent directors in fiscal 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Frederick A. Henderson	—	—	—	—	—	—	—
Robert J. Darnall	$55,000	$50,020	—	—	—	—	$105,020
Alvin Bledsoe	$42,500	$50,020	—	—	—	—	$ 92,520
Peter B. Hamilton	$45,000	$50,020	—	—	—	—	$ 95,020
Karen B. Peetz (1)	—	—	—	—	—	—	—
James E. Sweetnam (1)	—	—	—	—	—	—	—

(1)	Ms. Peetz and Mr. Sweetnam joined our Board of Directors in January 2012 and did not receive any compensation in fiscal 2011.
(2)	The amounts in this column represent the aggregate dollar value of the stock retainer payments paid to each director in fiscal 2011 as of the date of each payment, calculated as described in the Retainer Stock Plan section of this proxy statement.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated in the Annual Report on Form 10-K for the year ended December 31, 2011.

Members of the Compensation Committee

Peter B. Hamilton (Chair)

Alvin Bledsoe

James E. Sweetnam

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of the 2011 compensation and benefits programs for our named executive officers, or NEOs. Our NEOs for 2011, which consist of those executive officers who appear in the Summary Compensation Table, were (1) Frederick A. Henderson, our Chairman and Chief Executive Officer; (2) Michael J. Thomson, our President and Chief Operating Officer; (3) Mark E. Newman, our Senior Vice President and Chief Financial Officer; (4) Denise R. Cade, our Senior Vice President, General Counsel and Corporate Secretary; (5) Matthew J. McGrath, our Senior Vice President, Corporate Strategy and Business Development; and (6) Martin R. Titus, who served as our Vice President of Finance and Administration, a role in which he acted in the capacity as our principal financial officer until Mr. Newman’s hire on March 28, 2011, and who currently serves as our Vice President, Global Sourcing and Information Technology.

Executive Summary

Transition to a Public Company

We recently became an independent, publicly-traded company following our separation from Sunoco. On July 18, 2011, Sunoco contributed the subsidiaries, assets and liabilities that were primarily related to its cokemaking and coal mining operations to us in exchange for shares of our common stock. As of such date, Sunoco owned 100% of our common stock. Our separation from Sunoco occurred in two steps:

•	On July 26, 2011, we completed an initial public offering, or IPO, of 19.1% of our common stock. Following the IPO, Sunoco continued to own 80.9% of our common stock.

•

On January 17, 2012, Sunoco made a pro-rata, tax free distribution, or Distribution, of the remaining shares of our common stock that it owned in the form of a special stock dividend to Sunoco stockholders. After the Distribution, Sunoco ceased to own any shares of our common stock.

Compensation Decisions Prior to the IPO

Our compensation program prior to the IPO was overseen by the management and the Compensation Committee of the Board of Directors of Sunoco. For Messrs. Henderson and Thomson, who were initially recruited by Sunoco and transferred employment to SunCoke Energy in 2011, the Chief Executive Officer of Sunoco made recommendations on pay decisions to the Sunoco Compensation Committee, and such Committee was responsible for approving the decisions. With respect to our other NEOs, Mr. Thomson, along with Sunoco’s Senior Vice President and Chief Human Resources Officer and our Vice President of Human Resources, reviewed the SunCoke Energy Survey Data provided by Towers Watson (discussed below). After completing this review and taking into account SunCoke Energy’s philosophy of targeting its executives’ total direct compensation at the 50th percentile of the SunCoke Energy Survey Data, while considering individual differentiation, this group determined the total direct compensation for our other NEOs for 2011.

Compensation Program after the IPO

In connection with our separation from Sunoco, we implemented a new compensation program. The primary driver of decisions for 2011 was to attract, motivate and retain highly-qualified executives to successfully execute our transition from a division of Sunoco to a separate publicly-traded company. A critical objective was the recruitment of key members of our senior leadership team to join Messrs. Henderson and Thomson. This included hiring a new Senior Vice President and Chief Financial Officer and a new Senior Vice President, General Counsel and Corporate Secretary in March 2011.

In 2011 we:

•

Used competitive survey data for companies with revenue of between approximately $1.5 billion and $3 billion for determining total compensation, including short- and long-term incentive targets for our senior leadership team. Because of the demands on management resulting from the complexity of our business, our international growth objectives and the challenges of recruiting a new leadership team, and because the recent commissioning of our fifth cokemaking facility in Middletown, Ohio is expected to increase our revenues, we believe it was appropriate to use companies with up to $3 billion in revenue for the SunCoke Energy Survey Data.

•

Adopted the Long-Term Performance Enhancement Plan, or LTPEP, to provide long-term equity-based incentive awards. At the time of the IPO, we issued awards under the LTPEP at twice the targeted level in order to build our leadership’s equity interest in SunCoke Energy. These “front-loaded” awards are in lieu of equity awards in 2012, except for Mr. Henderson, who received an equity grant in 2012 pursuant to his previously negotiated letter agreement. Prior to the IPO, Mr. Henderson had not received any Sunoco or SunCoke Energy equity awards despite commencing employment in 2010.

•

Implemented the Executive Incentive Program, or EIP, which is an annual performance-based cash incentive plan. Executives have the opportunity to earn a payout if we achieve pre-determined goals relative to key financial and operating metrics. The annual incentive targets under the EIP for 2011 were approved by both Sunoco and SunCoke Energy. We also adopted the SunCoke Energy, Inc. Senior Executive Incentive Plan, or SEIP, which, beginning in 2012, acts as an overlay to the EIP so that annual cash incentives qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

•

Adopted the SunCoke Energy Executive Involuntary Severance Plan and the SunCoke Energy Special Executive Severance Plan, which are market competitive plans designed to provide a level of protection for executives following a termination of employment and to reinforce and encourage the continued attention and dedication of our senior executives in the event of a possible major transaction. The plans do not provide for any tax gross-up. In addition, by providing consistent benefits for the executive team, it allows us to mitigate the need for employment contracts in the future while assisting with recruiting.

•

Adopted stock ownership guidelines to strengthen the alignment between our executives and our stockholders. Our Chairman and Chief Executive Officer is expected to own shares with a value of five times his annual base salary and our other senior executives are expected to own shares with a value of three times their respective base salaries, in each case within five years of January 1, 2012.

•

Adopted the SunCoke Energy, Inc. Savings Restoration Plan, or SRP, which is a nonqualified deferred compensation plan that provides for employee deferrals of salary and bonus and for employer contributions consistent with the formulas under our broad-based Profit Sharing and Retirement Plan.

•	Adopted a 20-company peer group, which will be used to benchmark executive compensation and conduct other key compensation and severance analysis in 2012.

Our Compensation Philosophy

The principles of our compensation strategy are tied to increasing stockholder value over the long-term and are as follows:

•	Our compensation levels target the median of the market, with flexibility for individual experience and performance.

•	The market is defined as general industry, energy services and beginning in 2012, a specific peer group.

•

Our compensation structure has a performance orientation with a significant portion of pay at risk based on performance. The level of pay at risk increases progressively at positions of greater responsibility.

•	Leadership compensation is aligned with stockholders’ interests and leadership will be rewarded when the interests of stockholders are advanced.

•	The compensation structure supports our need to attract and retain top level talent, individuals with critical skills and top performers.

•	We provide competitive benefits in a manner that emphasizes flexibility and the avoidance of legacy liabilities (for example, no defined benefit plan or retiree medical plan).

•	We do not provide any substantive perquisites.

Elements of Compensation

The basic elements of our compensation program are as follows:

Base Salary: Base salary is intended to provide a certain level of fixed cash pay that compensates the executive for his or her job performance and reflects the scope and level of responsibility. Competitive salary helps to recruit and retain executives.

Annual Cash Incentives: Annual cash incentives are paid after the end of each year based on the level of attainment of performance goals. This component, which could have resulted in a payment of 0-200% of target opportunity for 2011, promotes achievement of our short-term business opportunities. The use of six corporate metrics (75% of which are financial goals) provides a holistic view of performance, which balances financial and operational performance while limiting reliance on any one metric.

Long-Term Incentives: In 2011, we made awards to our leadership team that consisted of restricted share units and stock options. Generally, 50% of the restricted share units vests ratably over three years and 50% vests entirely at the end of four years, and stock options vest ratably over a three-year period (although as discussed later Mr. Henderson is subject to a longer vesting schedule). These awards are designed to provide a strong incentive for executives to pursue business strategies intended to increase our stock price and therefore provide strong alignment with stockholders’ interests. The awards also promote executive retention.

Our 2011 compensation program emphasized performance-based compensation (pay-at-risk) that promoted the achievement of short- and long-term business objectives that were aligned with our business strategy and rewarded performance when those objectives were met. The program targeted a compensation package (base salary and performance-based annual and long-term incentives, i.e., total direct compensation) that was at the 50th percentile of the SunCoke Energy Survey Data (discussed below).

Role of Compensation Consultants and Use of Market Data

In 2011, Towers Watson was engaged to provide competitive data, or the SunCoke Energy Survey Data, to determine salary and short- and long-term incentive targets for senior executives other than Messrs. Henderson and Thomson. We operate in a relatively unique sector of the industry, with no public companies that are direct competitors. Accordingly, the SunCoke Energy Survey Data was not based on a particular peer group of companies, but reflected a blend of general industry and energy services survey data for companies with revenue of between approximately $1.5 billion and $3 billion. The pay level for Mr. Henderson was set by Sunoco in August 2010 when he was hired using general industry data for companies of comparable size. These terms are reflected in his letter agreement and did not change for 2011. Sunoco also set Mr. Thomson’s 2011 pay prior to the IPO using a blend of general industry and energy services survey data from Towers Watson.

In March 2011, our management engaged Compensation Advisory Partners, or CAP, to advise on executive compensation. CAP provides advice on emerging trends, competitive pay levels and regulatory developments as they relate to executive compensation. CAP’s services included evaluating our NEO total compensation competitive positioning, developing our 2012 peer group, assisting in our long-term incentive plan design, assessing potential risks in our incentive plans and assisting in the preparation of this Compensation Discussion and Analysis.

For 2012, management recommended and the Compensation Committee approved a peer group of 20 companies to be used to supplement the SunCoke Energy Survey Data when making compensation decisions in 2012. The peer group was selected based on several factors, including companies with which we compete for executive talent and for customers, companies to which investors look for alternative investments (i.e., compete for capital) and companies in the steel and coal sector with a size comparable to us in terms of revenue and market capitalization. The companies in the 2012 peer group are:

Airgas, Inc.	GrafTech International Ltd.
AK Steel Holding Corporation	Martin Marietta Materials, Inc.
Albemarle Corporation	Nalco Holding Company
Allegheny Technologies Incorporated	Patriot Coal Corporation
Cabot Corporation	Reliance Steel & Aluminum Co.
Cliffs Natural Resources Inc.	Rockwood Holdings, Inc.
CONSOL Energy Inc.	Steel Dynamics, Inc.
CVR Energy, Inc.	Vulcan Materials Company
Ferro Corporation	Worthington Industries, Inc.
Globe Specialty Metals, Inc.	W. R. Grace & Co.

Setting Executive Compensation

The targeted total direct compensation opportunity for each NEO for 2011 was based on the NEO’s annual salary rate, annual target cash incentive award opportunity and annual target long-term incentive award opportunity. No NEO’s targeted total direct compensation opportunity, compared to the median of target opportunities for executives in comparable positions as reflected in the SunCoke Energy Survey Data, was more than 15% above the median, except for Messrs. Henderson and Titus. We consider compensation that is within 15% of the median to be in line with the market.

Targeted total direct compensation opportunity for each NEO is based on his or her annual long-term incentive target award amounts, which are one-half of the value of the “front-loaded” awards that were made to senior leadership team members in 2011 in connection with the IPO. The additional grants were a one-time event, intended to provide the executives with a meaningful ownership stake in a newly public company.

Mr. Henderson’s variance from the median was the result of his status as a former chief executive of one of the largest and closely followed industrial companies in the world. Mr. Henderson, having worked for over 26 years at General Motors, is a highly experienced senior-level executive, with general operations, manufacturing and marketing experience, as well as senior-level strategic planning, business development, managerial experience and management development and compensation experience. Mr. Henderson also possesses diverse international experience, critical to our strategy of international expansion, and health, environment and safety experience, critical to our operational mission. We believe that Mr. Henderson’s reputation as a proven executive was critical to the success of our separation from Sunoco and our transition to public company status. As a result of these factors, Mr. Henderson’s variance was 38% above the median, which was at the 75% percentile of total direct compensation opportunity for executives in comparable positions when his compensation was set in connection with his hiring in 2010.

Mr. Titus’ variance from the median was the result of his leadership in a critical transition period. In particular, he led our finance and administration function during a period of organizational transition prior to the hiring of a new Chief Financial Officer, played a key role in our preparation for separation from Sunoco, led the SunCoke Energy headquarters relocation project and developed a comprehensive business metrics scorecard for monitoring key business performance activities. As a result of these factors, Mr. Titus’ variance was 61% above the median.

Consistent with our compensation philosophy, we believe the majority of pay for senior executives should be performance-based. As shown below, 82% of Mr. Henderson’s targeted pay, 77% of Mr. Thomson’s targeted pay and an average of 62% of the other continuing NEOs’ targeted pay was performance-based. We consider the compensation we pay through annual cash incentives under the EIP and long-term equity grants under the LTPEP to be performance-based.

Note: The target long-term equity awards for the NEOs shown in the charts above are based on the annual target award amounts, which are one-half of the value of the grants that were made to senior leadership team members in 2011 in connection with the IPO. This data for NEOs does not include Mr. Titus, who no longer serves as an NEO.

Base Salary

Base salary is the only fixed portion of total direct compensation for our NEOs. We focus on targeting base salaries at the median of the market, though actual positioning may vary based on factors such as individual performance, responsibilities associated with the position, prior experience, internal equity and the competitive market at the time of recruiting. The 2011 annual base salary rates for our NEOs were as follows (salary increases for continuing executives were effective as of March 1, 2011 and executives who commenced employment mid-year were paid a pro-rata portion of their base salary rate): Mr. Henderson: $925,000; Mr. Thomson: $475,000; Mr. Newman: $460,000; Ms. Cade: $305,000; Mr. McGrath: $302,100; and Mr. Titus: $243,800.

Annual Cash Incentive Awards

Our EIP is a performance-based annual cash incentive plan designed to promote the achievement of our short-term business objectives by providing competitive incentive opportunities to senior executives who can significantly impact our performance. The payout under the EIP for the NEOs is based on a combination of financial and operating goals as well as individual performance. An executive’s annual incentive payment, if any, may not exceed 200% of his or her target incentive opportunity and is determined by the following formula:

Base Salary x Target Incentive Opportunity x Company Payout Factor (0-200%) x

Individual Performance Factor (0-150%) = Payout

Each executive has a target incentive opportunity that is expressed as a percentage of salary. The 2011 target incentives for our NEOs were as follows: Mr. Henderson: 110%; Mr. Thomson: 70%; Mr. Newman: 65%; Ms. Cade: 50%; Mr. McGrath: 45%; and Mr. Titus: 45%.

For 2011, the EIP used the following corporate performance goals:

Net Income After Taxes (NIAT) (50% weighting): NIAT focuses management on our profitability. NIAT was derived from the 2011 annual operating plan, budgeting process and market forecasts. It is based on the after-tax segment income as consolidated in Sunoco’s financial statements and therefore excludes any financing-related income and expense.

Return on Capital Employed (ROCE) (15% weighting): ROCE assesses how efficiently we are using our capital and assets, which, given the capital intense nature of our business, is critical to long-term stockholder value creation. ROCE is calculated by taking after-tax operating income and dividing it by capital employed.

Cash Flow (10% weighting): Cash flow provides focus on efficiently managing the balance sheet. Cash flow is defined as cash flow from operating activities, excluding the impact of interest income/expense, less cash flow from investing activities (capital expenditures and acquisitions) less payments to non-controlling interests.

Domestic Coke Plant Asset Utilization (5% weighting): This component reflects our operational efficiency and is based on the number of coke oven production cycles divided by the total number of coke ovens.

Safety Performance (10% weighting): Safety performance consists of three metrics: (i) the Cokemaking Facility Safety Rate (60% weighting); (ii) the Mining Safety Rate (20% weighting); and (iii) the Major Project Safety Rate (20% weighting), all three of which are measured using the OSHA Recordable Incident Rate (actual OSHA recordable incidents x 200,000, which is the approximate number of hours a person works each year multiplied by 100, divided by total man-hours worked).

Environmental Performance (10% weighting): Environmental performance is determined by a comprehensive assessment of (i) the number and magnitude of “deviations,” which are defined as noncompliance with an Environmental Protection Agency air permit term, and (ii) various other factors, including satisfactory progress to resolve notices of violation, improved venting levels and improved start-up performance. In conducting its assessment of these factors, the Compensation Committee does not use a formulaic approach, but applies its judgment as to whether and at what level they have been satisfied.

The following table sets forth the quantitative performance goals for 2011 and the achievement factors based on a percentage of target:

Achievement Factor*
Performance Goal	0%	50%	100%	150%	200%
NIAT	<$76,000,000	$76,000,000	$106,000,000	$136,000,000	$156,000,000
ROCE	<7.0%	7.0%	9.8%	12.6%	14.4%
Cash Flow	<($133,000,000)	($133,000,000)	($103,000,000)	($73,000,000)	($27,000,000)
Domestic Plant Utilization	<89.0%	89.0%	90.5%	92.0%	>93.0%
Coke Plant Safety Rate	>0.90	0.90	0.75	0.60	<0.50
Mining Safety Rate	>4.0	4.0	3.5	3.0	2.5
Major Project Safety Rate	>01.25	1.25	1.00	0.75	<0.50

*	The achievement factors for results falling between the percentages set forth above are determined by straight line interpolation.

The following chart sets forth for each performance goal the weighting of each goal, the actual performance, the achievement factor and the resulting payout factor:

Performance Goal	% Weighting	Actual Performance	Achievement Factor	Payout Factor
NIAT	50%	$70,000,000	0%	0%
ROCE	15%	6.4%	0%	0%
Cash Flow	10%	($229,300,000)	0%	0%
Domestic Plant Utilization	5%	90.95%	115%	6%
Safety*	10%	10%	16%	2%
Environmental**	10%	N/A	120%	12%
Total Payout Factor				20%

*	Based on the weighted average of actual performance: Coke Plant Safety of 1.05 (no payout); Mining Safety Rate of 3.71 (79% payout factor); and Major Project Safety Rate of 1.49 (no payout).
**	Based on achieving improvement in resolving notices of violation and exceeding goals related to deviations, venting levels and start-up performance.

The Compensation Committee determined that given the newness of the leadership team and our transition into a separate publicly-traded company, it would base the entire bonus amounts to the NEOs on corporate performance goal attainment, with no further adjustments. The bonus amounts for the NEOs based on attainment of the corporate performance goals at a 20% level were as follows: Mr. Henderson: $203,500; Mr. Thomson: $66,500; Mr. Newman: $59,800; Ms. Cade: $30,500; Mr. McGrath: $27,189; and Mr. Titus: $21,942.

Long-Term Incentive Awards

In connection with becoming a publicly-traded company in 2011, we replaced our cash-based long-term incentive program with the LTPEP, an equity-based incentive program. Awards under the LTPEP are designed to align the executives’ compensation with the interests of stockholders by creating a direct linkage between the participants’ rewards and stockholders’ gains, provide management with the ability to increase equity ownership in SunCoke Energy, provide competitive compensation opportunities that can be realized through attainment of performance goals and provide an incentive to attract and retain executives.

In July 2011, our Board of Directors approved a “front-loaded” equity grant under the LTPEP, which consisted of a mix of stock options (70% of the total value) and restricted share units (30% of the total value). This front-loaded award represents approximately double the award an executive would be eligible to receive in a single year. The Compensation Committee and management viewed front-loading as a method for providing executives with a meaningful ownership stake in the organization, recognizing that as a new organization, no executives other than Mr. Thomson held equity awards in SunCoke Energy (Mr. Thomson’s SunCoke Energy equity awards resulted from the conversion of his Sunoco equity awards that occurred with the Distribution). Since this award represents approximately two times the typical annual long-term incentive grant, executives other than Mr. Henderson are not eligible for an equity grant in 2012.

The NEO grants were determined based upon the competitive market, potential performance and overall contribution. Because the 2011 award was “front-loaded,” we have shown the full amount below, as well as the annual target value, which represents  1/2 of the total award:

Executive	Front-Loaded Award	Annual Target Award
Frederick A. Henderson	$6,400,000	$3,200,000
Michael J. Thomson	$1,330,000	$665,000
Mark E. Newman	$1,012,000	$506,000
Denise R. Cade	$458,000	$229,000
Matthew J. McGrath	$422,940	$211,470
Martin R. Titus	$292,560	$146,280

Stock Options. The number of stock options granted to each NEO was determined by dividing the total value by the option’s value based on a Black-Scholes model. The options generally vest ratably over three years, except that in the case of Mr. Henderson, 5/7 of his options vest at a rate of 1/3 on the first, second and third anniversaries of the IPO and 2/7 vest at a rate of 1/3 on the third, fourth and fifth anniversaries of his date of hire.

Restricted Share Units. The number of restricted share units granted to each NEO was determined by dividing the value by the closing price of the stock on the date of grant, or in the case of Messrs. Henderson and Thomson, the average of the high and low market price on the date of grant. They generally vest at a rate equal to 50% ratably over three years and 50% at the end of four years, except that in the case of Mr. Henderson, units vest at a rate equal to 1/3 on the third, fourth and fifth anniversaries of his date of hire.

Mr. Henderson’s equity awards differ in two ways. First, as discussed above, he has a longer vesting schedule, which is intended to further align his interests with stockholder interests and provide him with a strong incentive to stay with SunCoke Energy. Also, in conjunction with Mr. Henderson’s letter agreement entered into with Sunoco in 2010, he was awarded a SunCoke Energy equity grant in February 2012 with a value of $3,200,000, which consisted of 393,386 stock options and 67,227 restricted share units.

The awards are subject to other terms and conditions set forth in the award agreements, which include a clawback forfeiture provision to the extent required by law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act.

Other Compensation

Sign-On Compensation

As part of their hiring packages, certain NEOs were eligible for sign-on awards. These sign-on awards were used to assist in recruiting the executives and to replace value forfeited when they left their former employers. The cash awards are paid as follows, and in the case of Mr. Newman and Ms. Cade, are subject to a clawback if he or she voluntarily terminates or is terminated for cause within two years from the date of hire:

Executive	Date of Hire	Paid at Hire	Paid on First Anniversary of Hire	Paid on Second Anniversary of Hire
Mark E. Newman	3/28/11	$190,000	$150,000	$150,000
Denise R. Cade	3/28/11	$75,000	$75,000	N/A
Martin R. Titus	1/25/10	$195,000	$138,000	$106,000

In addition, Ms. Cade received an equity award under the LTPEP with a value of $152,000 (70% of the award was stock options and 30% of the award was restricted share units), and Mr. Newman received an award of stock options with a value of $300,000, in each case in addition to the “front loaded” equity grant. The awards were valued in the same manner, and are subject to the same terms and conditions as other grants made under the LTPEP at the time of the IPO.

Additional Compensation Paid to Mr. Thomson

Pursuant to his letter agreement, upon the completion of the IPO in July 2011, Mr. Thomson received a lump sum cash payment of $500,000 and a restricted share unit award under the LTPEP worth $500,000, which vests on the first anniversary of the IPO. In August 2011, he also received an additional retention bonus of $100,000, 50% of which was paid at that time and 50% of which is payable in August 2012. If he voluntarily terminates employment before July 17, 2013, Mr. Thomson must repay any of the bonus amounts that were previously paid to him.

Perquisites/Relocation

We do not provide our NEOs with perquisites or other personal benefits such as company vehicles, club memberships, financial planning assistance or tax preparation. In connection with relocating our headquarters from Knoxville, Tennessee to Lisle, Illinois in the second quarter of 2011, we provided relocation benefits to employees who moved, including the NEOs. Relocation benefits for these employees, including Messrs. McGrath and Titus, included a bonus equal to 40% of base salary, payable 50% on April 1, 2011, 25% on April 1, 2012 and 25% on April 1, 2013. The employee must be actively employed by SunCoke Energy and have completed his or her relocation to receive the second and third installments of the special relocation bonus. If the employee voluntarily terminates his or her employment before March 31, 2014, he or she will be required to reimburse SunCoke Energy for any special relocation bonus amounts paid in the twelve months preceding such resignation. Messrs. Henderson, Thomson and Newman and Ms. Cade were not eligible for a relocation bonus. These benefits are quantified in the Summary Compensation Table in this proxy statement.

Leadership Recognition Plan

The LTPEP replaced our Leadership Recognition Plan, which paid cash awards on the attainment of performance goals over a three-year period. The last award was granted for the 2010-2012 performance period. Mr. McGrath was previously granted an award in 2009 with a target amount of $128,250. He received a payout in early 2012 of $179,550 for the 2009-2011 performance period, which represented a weighted average achievement of the previously set performance goals of 140%.

Sunoco Equity

Mr. Thomson was an employee of Sunoco prior to the IPO and held Sunoco equity awards, including stock options, time vesting common share units and performance-based common share units. These awards were converted to SunCoke Energy equity awards upon the completion of the Distribution on January 17, 2012. The converted awards continue to be subject to the same terms and conditions in effect immediately prior to the Distribution, except that performance-based common share units became time-based units.

A portion of the 2010 annual incentive award for Messrs. Henderson and Thomson while they were employed by Sunoco was deferred into the Sunoco Executive Involuntary Deferred Compensation Plan. Amounts were credited to their accounts in the form of Sunoco share units, which were converted to SunCoke Energy share units upon completion of the Distribution on January 17, 2012. The deferred amounts are distributable in three annual cash installments beginning in March 2012.

In connection with his hiring, Mr. McGrath received a Sunoco restricted share unit award with a value of $250,000 at the time of grant. This award vested in October 2011.

Stock Ownership Guidelines

In December 2011, the Compensation Committee approved stock ownership guidelines for our executives, pursuant to which executives are required to maintain direct ownership in our common stock in the following amounts:

CEO: Five times annual base salary

Senior Vice Presidents and above: Three times annual base salary

Vice Presidents: One times annual base salary

The number of shares required to be owned by each executive is determined by dividing the applicable salary amount described above by $17.39, the average high and low price of our stock on July 21, 2011, the date of our IPO. These guidelines were effective January 1, 2012, and an executive has five years to comply, with the expectation that the executive will accumulate approximately 20% each year. Stock options and performance-based restricted share units do not count toward these guidelines. Time-based restricted share units and shares held directly or indirectly, including shares acquired on exercise of stock options and shares held under our retirement plans (if this becomes an option) count toward these guidelines.

Retirement Benefits

Profit Sharing and Retirement Plan

SunCoke Energy offers to all of its employees, including the NEOs, the opportunity to participate in the SunCoke Energy Profit Sharing and Retirement Plan, which is a tax qualified defined contribution plan with 401(k) and profit sharing features designed primarily to help participating employees accumulate funds for retirement. The plan provides the opportunity for SunCoke Energy employees to make elective contributions and, in 2011, provided SunCoke Energy with the discretion to make an annual profit sharing contribution to participants who have completed at least one year of service. If SunCoke Energy elected to make an annual profit sharing contribution for its employees, such contribution was required to be between 7.5% and 15% of the participant’s eligible compensation. For 2011, SunCoke Energy made a profit sharing contribution of 8% of eligible compensation for Messrs. McGrath and Titus. Messrs. Henderson and Thomson participated in Sunoco’s retirement plans until they transitioned to SunCoke Energy following the IPO and began participating in our plans as of January 1, 2012. Mr. Newman and Ms. Cade were not eligible for the profit sharing contribution because they had not yet met the year of service requirement.

Beginning in 2012, in lieu of annual profit sharing contributions, SunCoke Energy’s contributions consist of a matching contribution equal to 100% of employee contributions up to 5% of eligible compensation and an employer contribution equal to 3% of eligible compensation. All NEOs will be eligible to receive these contributions.

Savings Restoration Plan

On December 6, 2011, the Compensation Committee adopted the Savings Restoration Plan, or SRP, effective as of January 1, 2012. The SRP is an unfunded, nonqualified deferred compensation plan that is made available to participants in our Profit Sharing and Retirement Plan whose compensation is expected to exceed the IRS limits on compensation that can be taken into account under that Plan. Under the SRP, employees can make an advance election to defer on a pre-tax basis up to 50% of the portion of their salary and bonus that exceeds the compensation limit. Employer contributions will be credited to the accounts of each employee who elects to defer compensation, and they consist of (1) a matching contribution equal to 100% of the first 5% of compensation deferred by the participant under the SRP and (2) an additional contribution equal to 3% of the compensation deferred by the participant under the SRP. SunCoke Energy can also make additional discretionary contributions. For 2011, we made a discretionary contribution for Messrs. Henderson and Thomson (of $24,192 and $16,077, respectively) to reflect the matching contributions they were not eligible to receive under Sunoco’s plans for 2011 due to their transfer of employment to us following the IPO.

Severance and Change in Control Benefits

Our NEOs participate in the SunCoke Energy Executive Involuntary Severance Plan and the SunCoke Energy Special Executive Severance Plan. The purpose of these plans is to recognize an executive’s service to SunCoke Energy and provide a market competitive level of protection and assistance if an executive is involuntarily terminated. The Special Executive Severance Plan is also designed to reinforce and encourage the continued attention and dedication of senior executives of SunCoke Energy in the event of a possible major transaction.

Executive Involuntary Severance Plan

The Executive Involuntary Severance Plan provides severance to designated executives whose employment is terminated by SunCoke Energy other than for just cause (as defined in the Plan), death or disability. Severance is paid in installments and ranges from one to two times the sum of the executive’s annual base salary and target annual incentive, depending on the executive’s position. Executives are also entitled to the continuation of medical plan benefits at active employee rates and life insurance coverage for the period during which the participant receives severance payments. Severance is subject to the execution of a release of claims against SunCoke Energy at the time of termination of the executive’s employment. The multiples of base salary and annual incentive for the NEOs are as follows: Mr. Henderson: 2x; Mr. Thomson: 1.5x; Mr. Newman: 1.5x; Ms. Cade: 1.5x; Mr. McGrath: 1x; and Mr. Titus: 1x.

Special Executive Severance Plan

The Special Executive Severance Plan provides severance to designated executives whose employment is terminated by SunCoke Energy other than for just cause, death or disability or who resign for good reason (as such terms are defined in the Plan) within two years following a change in control of SunCoke Energy. Severance is generally payable in a lump sum, equal to two to three times the sum of the executive’s annual base salary and the greater of (i) 100% of the executive’s annual incentive guideline (target) in effect immediately before the change in control or, if higher, employment termination date, or (ii) the average annual incentive awarded to the executive with respect to the three years ending before the change in control or, if higher, ending before the employment termination date, with the multiple depending on the executive’s position. (Notwithstanding the general severance formula, Mr. Thomson will receive the greater of the severance provided under this plan or the severance that he would have received under Sunoco’s severance plan had he terminated at the time of the IPO.) Executives are also entitled to the continuation of medical and dental plan benefits at active employee rates and life insurance coverage for either two or three years (consistent with the applicable severance multiple). In addition, if an executive is terminated without cause within 2 years of the change in control all equity awards will vest. The multiples of base salary and annual incentive for the eligible NEOs are as follows: Mr. Henderson: 3x; Mr. Thomson: 2x; Mr. Newman: 2x; Ms. Cade: 2x; and Mr. McGrath: 2x.

Other SunCoke Energy Benefits

Our NEOs participate in the same basic benefits package and on the same terms as other eligible SunCoke Energy employees. The benefits package includes the savings program described above, as well as medical and dental benefits, disability benefits, insurance (life, travel and accident), death benefits and vacations and holidays.

Letter Agreements

SunCoke Energy has assumed the letter agreements that Sunoco previously entered into with Mr. Henderson and Mr. Thomson in 2010. SunCoke Energy entered into letter agreements with Mr. Newman and Ms. Cade in 2011, with Mr. Titus in 2010 and with Mr. McGrath in 2008. These letter agreements describe the initial compensation to be paid to the executives and are not guarantees of employment for a specific term.

Henderson Letter Agreement

The letter agreement with Mr. Henderson (including an amendment dated May 25, 2011) provides for his employment as CEO with an annual base salary of $925,000 and an annual target bonus opportunity of 110% of base salary. In conjunction with the IPO and his letter agreement, Mr. Henderson received an equity grant in 2011 with an aggregate value of $6.4 million, with 70% in SunCoke Energy stock options and 30% in SunCoke Energy restricted share units (further details of this grant are discussed in the “Long-Term Equity Awards” section of this Compensation Discussion and Analysis). For 2012, Mr. Henderson received a target long-term incentive award of $3,200,000.

Thomson Letter Agreement

In connection with the IPO and pursuant to his letter agreement, Mr. Thomson received a lump sum cash payment of $500,000 and an award of restricted share units with a value of $500,000, which vest on the earlier of the first anniversary of the IPO, the termination of Mr. Thomson’s employment due to death or disability or by SunCoke Energy other than for cause (as defined in Mr. Thomson’s letter agreement). If Mr. Thomson’s employment is terminated prior to July 2, 2012, other than for death, disability or cause, he is entitled to a cash payment for his unvested restricted share units granted to him on July 2, 2008, based on the value of the stock on the date of termination.

Newman Letter Agreement

Mr. Newman was hired as Senior Vice President and Chief Financial Officer of SunCoke Energy effective March 28, 2011. The letter agreement between Mr. Newman and SunCoke Energy provides for a base salary in 2011 of $460,000 per year and a target annual incentive opportunity of 65% of salary, for a total targeted cash compensation package of $759,000 for 2011. The agreement provides Mr. Newman with an annual target long-term incentive opportunity equal to 110% of salary. Upon completion of the IPO and pursuant to the agreement, Mr. Newman received an equity award with a value of $1,012,000, which represented the full long-term incentive award for 2011 and 2012. He also received a stock option grant valued at $300,000 as consideration of the equity forfeited when he left his former employer.

In addition, the agreement provides Mr. Newman with a signing bonus of $490,000, with $190,000 paid upon commencement of employment, $150,000 payable on the first anniversary of employment and $150,000 payable on the second anniversary of employment. If Mr. Newman resigns or is terminated for cause prior to the second anniversary of employment, he must return to SunCoke Energy any portion of the signing bonus already paid to him.

Cade Letter Agreement

Ms. Cade was hired as Senior Vice President and General Counsel of SunCoke Energy effective March 28, 2011. The letter agreement between Ms. Cade and SunCoke Energy provides for a base salary in 2011 of $305,000 per year and a target annual incentive opportunity of 50% of salary, for a total targeted cash compensation package of $457,500 for 2011. The agreement provides Ms. Cade with an annual target long-term incentive opportunity equal to 75% of base salary. Upon completion of the IPO and pursuant to the agreement, Ms. Cade received an equity award with a value of $610,000, which represented the full long-term incentive award for 2011 and 2012 as well as consideration for the equity she forfeited when she left her former employer.

In addition, the agreement provides Ms. Cade with a signing bonus of $150,000, with $75,000 paid upon commencement of employment and $75,000 payable on the first anniversary of employment. If Ms. Cade resigns or is terminated for cause prior to the second anniversary of employment, she must return a pro-rated portion of the signing bonus to the Company.

McGrath Letter Agreement

Mr. McGrath was hired as Senior Vice President-Business Development effective October 6, 2008. The letter agreement provided for a base salary in 2008 of $285,000 per year and a target incentive opportunity of 45% of base salary. He received a sign-on bonus of $70,000. He was also eligible to participate in the Leadership Recognition Plan, and he received a Sunoco equity grant of restricted share units with a value of $250,000 at the time of grant, which vested in October 2011.

Titus Letter Agreement

Mr. Titus was hired as Vice President, Finance and Administration at SunCoke Energy effective January 25, 2010 (he is now our Vice President, Global Sourcing and Information Technology). The letter agreement with Mr. Titus provided for a base salary in 2010 of $230,000 per year and a target annual incentive opportunity of 45% of salary. He was also eligible to participate in the Leadership Recognition Plan for the 2010-2012 performance period with a target incentive opportunity at 60% of salary. The agreement provides Mr. Titus with a signing bonus of $439,000, with $195,000 paid upon commencement of employment, $138,000 paid on the first anniversary of employment and $106,000 paid on the second anniversary of employment.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer and the three most highly compensated officers other than the chief financial officer unless the compensation qualifies as performance-based compensation. While base salary and time-based restricted share units by their nature do not qualify as performance-based compensation under Section 162(m), we have structured the stock options under the LTPEP and the annual incentive awards under the EIP to so qualify. We will submit these plans to a stockholder vote in 2013 in order to ensure continued deductibility of this compensation. The Compensation Committee will continue to consider Section 162(m) implications in making compensation recommendations and in designing compensation programs for our named executive officers. However, the Compensation Committee reserves the right to pay non-deductible compensation if it determines that to be in the best interests of SunCoke Energy and its stockholders.

Assessment of Risk Related to Compensation Practices

In February 2012, our Compensation Committee considered whether our compensation policies and practices for our employees, including the NEOs, were reasonably likely to have a material adverse effect on Suncoke Energy. In concluding that this was not the case, the Compensation Committee determined that our executive compensation program was consistent with Suncoke Energy’s risk management strategies. In the case of employees below the Senior Vice President level, salary is generally a significant portion of their compensation. In the case of the named executive officers, annual cash incentive compensation awards were based on six different corporate metrics (which limited excessive reliance on any one metric), target goals were set at appropriate levels, and payments were capped at 200% of target. Long-term incentive awards, which consist of stock options and restricted share units, contain multi-year vesting periods, thus promoting employee retention and aligning management’s interest with those of our stockholders. Our stock ownership requirements also align executives with stockholder interests.

Summary Compensation Table

The following table sets forth compensation information for our NEOs for the fiscal year ended December 31, 2011.

Named Executive Officer	Year	Salary ($) (1)	Bonus ($)		Stock Awards ($) (5)	Option Awards ($) (5)	Non-Equity Incentive Plan Compensation ($) (6)	All Other Compensation ($) (7)	Total ($)
Frederick Henderson Chairman and Chief Executive Officer	2011	$913,140	$0		$1,919,997	$4,479,996	$203,500	$128,536	$7,645,169
Michael J. Thomson President and Chief Operating Officer	2011	$466,135	$550,000	(2)	$899,000	$930,997	$66,500	$207,751	$3,120,383
Mark E. Newman Senior Vice President and Chief Financial Officer	2011	$345,000	$190,000	(3)	$303,595	$1,008,398	$59,800	$91,471	$1,998,264
Denise R. Cade Senior Vice President, General Counsel and Corporate Secretary	2011	$228,750	$75,000	(3)	$182,995	$426,999	$30,500	$95,907	$1,040,151
Matthew J. McGrath Senior Vice President, Corporate Strategy and Business Development	2011	$299,075	$60,420	(4)	$126,895	$296,098	$206,739	$51,443	$1,040,670
Martin R. Titus Vice President, Global Sourcing and Information Technology; Former Vice President of Finance and Administration	2011	$241,358	$186,760	(3)(4)	$87,767	$204,795	$21,942	$144,651	$887,273

(1)	The amounts in this column for Messrs. Henderson and Thomson include base salary paid by Sunoco in the amounts of $539,583 and $274,308, respectively. Sunoco was reimbursed for these amounts by SunCoke Energy. Mr. Newman and Ms. Cade (who each commenced employment in March 2011) were paid a pro-rata portion of their annual salary rate. Salary rate increases for Messrs. McGrath and Titus were effective March 1, 2011.
(2)	This amount consists of a special lump sum cash payment of $500,000 upon completion of the IPO pursuant to Mr. Thomson’s letter agreement dated September 2, 2010 and one-half of his $100,000 special retention bonus. One-half of the special retention award ($50,000) vested on August 11, 2011 and one-half of the award ($50,000) vests on August 11, 2012 and will be disclosed in our 2012 Summary Compensation Table.
(3)	This amount includes a payment of a portion of a sign-on bonus to Messrs. Newman and Titus ($190,000 and $138,000, respectively) and Ms. Cade ($75,000) pursuant to their respective letter agreements.
(4)	This amount includes a relocation bonus for Messrs. McGrath and Titus ($60,420 and $48,760, respectively) in connection with the relocation of our corporate headquarters from Knoxville, Tennessee to Lisle, Illinois.

(5)	The amounts in these columns reflect the grant date fair value of restricted share unit awards and stock option awards, awarded to the NEOs in 2011, computed in accordance with FASB ASC Topic 718. The equity awards are “front-loaded” grants that are approximately double the value of the awards that the executives would otherwise be eligible to receive in a single year. See our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on February 29, 2012 for a complete description of the assumptions used for these valuations. See the Compensation Discussion and Analysis section of this proxy statement for more details about these awards.
(6)	The amounts in this column reflect payments to each NEO under our EIP. Amounts reflect an annual incentive payment that was 20% of target, which reflects performance relative to pre-established goals. For Mr. McGrath, this amount also includes a payout of $179,550 under the 2009—2011 cycle of our Leadership Recognition Plan.
(7)	For the components of the amounts in this column, see the table below.

All Other Compensation Table

Named Executive Officer	Year	Company Contribution to Defined Contribution Plans		Relocation (3)	Tax Gross-Ups (4)	TOTALS
Frederick Henderson	2011	$24,192	(1)	$61,331	$43,013	$128,536
Michael J. Thomson	2011	$16,077	(1)	$112,225	$79,449	$207,751
Mark E. Newman	2011	$0		$53,556	$37,915	$91,471
Denise R. Cade	2011	$0		$70,598	$25,309	$95,907
Matthew J. McGrath	2011	$19,600	(2)	$19,793	$12,050	$51,443
Martin R. Titus	2011	$19,600	(2)	$78,888	$46,163	$144,651

(1)	These amounts consist of discretionary contributions made under our SRP to Messrs. Henderson and Thomson to reflect the matching contribution they were not eligible to receive under Sunoco’s retirement plans for 2011 due to their transfer of employment to SunCoke Energy following the IPO.
(2)	These amounts consist of profit-sharing contributions under our Profit Sharing and Retirement Plan made to Messrs. McGrath and Titus. Messrs. Henderson and Thomson did not participate in the Plan during 2011. Mr. Newman and Ms. Cade were not eligible for these contributions because they had not yet earned a year of service.
(3)	These amounts were paid under our relocation policy.
(4)	These amounts reflect tax gross-ups on the relocation benefits paid to our NEOs. Mr. Titus also received a tax gross-up of $382 relating to an individual long-term disability policy.

Grant of Plan-Based Awards Table

The following table sets forth the plan-based grants made during the fiscal year ended December 31, 2011.

					All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (4) (#)	Exercise or Base Price of Option Awards (5) ($/Sh)	Closing Market Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards (6)

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)
Named Executive Officer Award	Grant Date	Threshold ($)(2)	Target ($)	Maximum ($)
Frederick Henderson	2011	—	$1,017,500	$2,035,000
	7/21/11					646,464	$17.39	$17.00	$4,479,996
	7/21/11				112,941				$1,919,997
Michael J. Thomson	2011	—	$332,500	$665,000
	7/21/11					134,343	$17.39	$17.00	$930,997
	7/21/11				52,356				$899,000
Mark E. Newman	2011	—	$299,000	$598,000
	7/21/11					145,512	$17.39	$17.00	$1,008,398
	7/21/11				17,458				$303,595
Denise R. Cade	2011	—	$152,500	$305,000
	7/21/11					61,616	$17.39	$17.00	$426,999
	7/21/11				10,523				$182,995
Matthew J. McGrath	2011	—	$135,945	$271,890
	7/21/11					42,727	$17.39	$17.00	$296,098
	7/21/11				7,297				$126,895
Martin R. Titus	2011	—	$109,710	$219,420
	7/21/11					29,552	$17.39	$17.00	$204,795
	7/21/11				5,047				$87,767

(1)	The amounts in these columns were established under the EIP. These estimated payouts were based on pre-established goals for 2011. Thus, the amounts shown in the columns reflect the range of potential payments when the performance goals were set in early 2011. Actual amounts paid for 2011 are shown in the Summary Compensation Table. A description of EIP can be found in the Compensation Discussion and Analysis section of this proxy statement.
(2)	Under the EIP, no payment is made until a minimum performance level is met, and performance at or above such level will result in a payment ranging from $1 to the maximum amount.
(3)	This column reflects restricted share units granted to our NEOs in 2011.
(4)	This column reflects stock options granted to our NEOs in 2011.
(5)	The exercise price is equal to the average of the high and low stock price on the date of our IPO, July 21, 2011.
(6)	The grant date fair value was calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth the outstanding equity awards as of December 31, 2011.

Option Awards							Stock Awards
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (6) ($)
Frederick Henderson	07/21/11	0	646,464	(1)	$17.39	07/21/21	112,941	(3)	$1,264,939
Michael J. Thomson	07/21/11	0	134,343	(2)	$17.39	07/21/21	52,356	(4)	$586,387
Mark E. Newman	07/21/11	0	145,512	(2)	$17.39	07/21/21	17,458	(5)	$195,530
Denise R. Cade	07/21/11	0	61,616	(2)	$17.39	07/21/21	10,523	(5)	$117,858
Matthew J. McGrath	07/21/11	0	42,727	(2)	$17.39	07/21/21	7,297	(5)	$81,726
Martin R. Titus	07/21/11	0	29,552	(2)	$17.39	07/21/21	5,047	(5)	$56,526

(1)	Five-sevenths of the option award vests at a rate of 1/3 on the first, second and third anniversaries of the grant date and two-sevenths of the award vests at a rate of 1/3 on the third, fourth and fifth anniversaries of Mr. Henderson’s September 1, 2010 Sunoco hire date.
(2)	These options vest at a rate of 1/3 on the first, second and third anniversaries of the grant date.
(3)	These restricted share units vest at a rate of 1/3 on the third, fourth and fifth anniversaries of Mr. Henderson’s September 1, 2010 Sunoco hire date.
(4)	Restricted share units granted upon our IPO (29,412 shares) vest in full on the first anniversary date. Of the remaining shares, one-half vests at a rate equal to 1/3 on the first, second and third anniversaries of the grant date and one-half vests on the fourth anniversary of the grant date.
(5)	One-half of these restricted share units vests at a rate of 1/3 on the first, second and third anniversaries of the grant date and one-half vests on the fourth anniversary of the grant date.
(6)	The market value is based on the closing price of our stock on December 30, 2011, or $11.20.

Nonqualified Deferred Compensation Table

The following table sets forth information regarding the contributions and account balances under our SRP for 2011.

Named Executive Officer	Executive Contributions in 2011 ($)	Registrant Contributions in 2011(1) ($)	Aggregate Earnings in 2011 ($)	Aggregate Withdrawals/ Distributions in 2011 ($)	Aggregate Balance as of December 31, 2011(1) ($)
Frederick Henderson	$0	$24,192	$0	$0	$24,192
Michael J. Thomson	$0	$16,077	$0	$0	$16,077
Mark E. Newman	$0	$0	$0	$0	$0
Denise R. Cade	$0	$0	$0	$0	$0
Matthew J. McGrath	$0	$0	$0	$0	$0
Martin R. Titus	$0	$0	$0	$0	$0

(1)	These amounts represent the discretionary contributions that will be made under our SRP to make up the contributions that Messrs. Henderson and Thomson did not receive under Sunoco’s retirement plans for 2011 due to their transfer of employment to SunCoke Energy following the IPO. These amounts are reported on the Summary Compensation Table under “All Other Compensation.”

Savings Restoration Plan

On December 6, 2011, the Compensation Committee adopted the SRP, effective as of January 1, 2012. The SRP is an unfunded, nonqualified deferred compensation plan that is made available to participants in our Profit Sharing and Retirement Plan whose compensation is expected to exceed the IRS limits on compensation that can be taken into account under that Plan ($250,000 for 2012). Under the SRP, employees can make an advance election to defer on a pre-tax basis up to 50% of the portion of their salary and bonus that exceeds the compensation limit. Such amounts will be credited to a bookkeeping account established for each participant as of the date the amounts would otherwise been paid to the participant. Employer contributions will be credited to the accounts of each employee who elects to defer compensation, and they consist of (1) a matching contribution equal to 100% of the first 5% of compensation deferred by the participant under the SRP and (2) an additional contribution equal to 3% of the compensation deferred by the participant under the SRP. We can also make additional discretionary contributions.

Participants are always fully vested in their own deferrals as well as the 3% employer contribution, and they will vest in the employer matching contributions and discretionary contributions in accordance with the vesting schedule in the Profit Sharing and Retirement Plan (i.e., 100% vesting after three years of service). Participants can direct the investment of their bookkeeping accounts among the same investment alternatives available under the Profit Sharing and Retirement Plan. Unless the participant elects otherwise, distributions are made in a lump sum on the first day of the seventh month following termination of employment (or immediately to the participant’s beneficiary in the event of the participant’s earlier death). The participant can elect, prior to his or her first year of participation, to receive a distribution in installments over two to ten years instead of a lump sum if he terminates due to Retirement (i.e., termination after attaining age 55 with 10 years of service or age 60 with 5 years of service). In addition, a participant can elect, concurrently with the annual deferral election, to receive an in-service lump sum distribution of the amount he or she elects to defer for such year, with such payment date not earlier than three years from the end of the year in which the election is made. A participant can change the time or method of distribution in limited circumstances.

Potential Payments Upon Termination or Change in Control

We provide benefits to our NEOs upon certain terminations of employment. These benefits are in addition to the benefits to which the NEOs would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock-based awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, or COBRA). The incremental benefits payable to the NEOs are described as follows:

Executive Involuntary Severance Plan

The Executive Involuntary Severance Plan provides severance to designated executives whose employment is terminated by SunCoke Energy other than for just cause (as defined in the Plan), death or disability. Severance is paid in installments per pay period and ranges from one to two times the sum of the executive’s annual base salary and target annual incentive, depending on the executive’s position. Executives are also entitled to the continuation of medical plan benefits at active employee rates for the period during which the participant receives severance payments (which runs concurrently with COBRA), continuation of life insurance coverage equal to one time’s the executive’s base salary and outplacement services. Severance is subject to the execution of a release of claims against SunCoke Energy at the time of termination of the executive’s employment. The multiples of base salary and annual incentive for the NEOs are as follows: Mr. Henderson: 2x; Mr. Thomson: 1.5x; Mr. Newman: 1.5x; Ms. Cade: 1.5x; Mr. McGrath: 1x; and Mr. Titus: 1x.

Special Executive Severance Plan

The Special Executive Severance Plan provides severance to designated executives whose employment is terminated by SunCoke Energy other than for cause, death or disability, or who resign for good reason (as such terms are defined in the Plan) within two years following a change in control of SunCoke Energy. Severance is generally payable in a lump sum, equal to two to three times the sum of the executive’s annual base salary and the greater of (i) 100% of the executive’s annual incentive guideline (target) in effect immediately before the change in control or, if higher, employment termination date, or (ii) the average annual incentive awarded to the executive with respect to the three years ending before the change in control or, if higher, ending before the employment termination date, with the multiple depending on the executive’s position. Notwithstanding the general severance formula, Mr. Thomson will receive the greater of the severance provided under this plan or the severance that he would have received under Sunoco’s severance plan had he terminated at the time of the IPO. Executives are also entitled to the continuation of medical and dental plan benefits at active employee rates for either two or three years (with COBRA eligibility beginning at the end of the applicable continuation period), continuation of life insurance coverage equal to one time’s the executive’s base salary and outplacement services. In addition, if an executive is terminated without cause within two years of the change in control all equity awards will vest and stock options continue to be exercisable for one year following such termination, which is consistent with the LTPEP. The multiples of base salary and annual incentive for the eligible NEOs are as follows: Mr. Henderson: 3x; Mr. Thomson: 2x; Mr. Newman: 2x; Ms. Cade: 2x; and Mr. McGrath: 2x.

Long-Term Performance Incentive Plan

Under the LTPEP, if within 24 months following a change in control a participant’s employment is terminated by SunCoke Energy other than for cause, death or disability or by the participant for good reason (as such terms are defined in the LTPEP), all equity awards will vest and stock options continue to be exercisable for one year following such termination.

Leadership Recognition Plan

Under the Leadership Recognition Plan, (i) an executive whose employment terminates due to retirement, death or disability will receive a prorated portion of the payment that would otherwise have been made for the applicable performance period, based on the date of such termination and paid when payments are made to continuing executives and (ii) upon a change in control, an executive will receive a payment for the entire performance period based on performance as of the change in control and paid at the time of the change in control.

Mr. Thomson’s Letter Agreement

Pursuant to the terms of Mr. Thomson’s letter agreement and award agreement, the 29,412 restricted share units granted to him at the IPO vest upon the earlier of the first anniversary of the IPO or his termination by SunCoke Energy for other than cause or due to death or disability.

Potential Payments Upon Termination or Change in Control Table

The table set forth below quantifies the additional benefits that would be paid to each NEO pursuant to the arrangements described above, assuming a termination of employment and/or change in control occurred on December 31, 2011.

Executive Name	Death ($)		Disability ($)		Termination Prior to a Change in Control ($)		Termination in Connection with a Change in Control ($)
Frederick A. Henderson
Cash Severance (1)	—		—		$3,885,000		$5,827,500
Health & Welfare Continuation (2)	—		—		$28,619		$44,861
Stock Option Acceleration Value (3)	—		—		—		$0
Restricted Share Units Acceleration Value (3)	—		—		—		$1,264,939
Outplacement (4)	—		—		$9,500		$9,500

Total	$0		$0		$3,923,119		$7,146,800

Michael J. Thomson
Cash Severance (1)	—		—		$1,211,250		$2,422,500	(7)
Health & Welfare Continuation (2)	—		—		$14,184		$29,713	(7)
Stock Option Acceleration Value (3)	—		—		—		$0
Restricted Share Units Acceleration Value (3)	$329,412	(6)	$329,412	(6)	$329,412	(6)	$586,387
Outplacement (4)	—		—		$9,500		$9,500

Total	$329,412		$329,412		$1,564,346		$3,048,100

Mark E. Newman
Cash Severance (1)	—		—		$1,138,500		$1,518,000
Health & Welfare Continuation (2)	—		—		$21,248		$29,619
Stock Option Acceleration Value (3)	—		—		—		$0
Restricted Share Units Acceleration Value (3)	—		—		—		$195,530
Outplacement (4)	—		—		$9,500		$9,500

Total	$0		$0		$1,169,248		$1,752,649

Denise R. Cade
Cash Severance (1)	—		—		$686,250		$915,000
Health & Welfare Continuation (2)	—		—		$7,860		$10,936
Stock Option Acceleration Value (3)	—		—		—		$0
Restricted Share Units Acceleration Value (3)	—		—		—		$117,858
Outplacement (4)	—		—		$9,500		$9,500

Total	$0		$0		$703,610		$1,053,294

Executive Name	Death ($)	Disability ($)	Termination Prior to a Change in Control ($)	Termination in Connection with a Change in Control ($)

Matthew J. McGrath
Cash Severance (1)	—	—	$438,045	$876,090
Health & Welfare Continuation (2)	—	—	$13,600	$28,489
Stock Option Acceleration Value (3)	—	—	—	$0
Restricted Share Units Acceleration Value (3)	—	—	—	$81,726
Leadership Recognition Plan (5)	$103,740	$103,740	—	$155,610
Outplacement (4)	—	—	$9,500	$9,500

Total	$103,740	$103,740	$461,145	$1,151,415

Martin R. Titus
Cash Severance	—	—	$353,510	—
Health & Welfare Continuation (2)	—	—	$13,388	—
Stock Option Acceleration Value (3)	—	—	—	$0
Restricted Share Units Acceleration Value (3)	—	—	—	$56,526
Leadership Recognition Plan (5)	$81,395	$81,395	—	$122,092
Outplacement (4)	—	—	$7,000	—

Total	$81,395	$81,395	$373,898	$178,618

(1)

These amounts represent the cash severance payments of salary and bonus made in accordance with the Executive Involuntary Severance Plan for a termination prior to a change in control and the Special Executive Severance Plan for a termination on or after a change in control. Mr. Titus is not eligible to participate in the Special Executive Severance Plan.

(2)

These amounts reflect the continuation of medical benefits and life insurance coverage under the Executive Involuntary Severance Plan and the continuation of medical and dental benefits and life insurance coverage under the Special Executive Severance Plan.

(3)

The market value of stock options and restricted share units that would vest under the Special Executive Severance Plan is calculated based on the closing price of our stock on December 30, 2011 of $11.20. The value of our outstanding options is $0 because the exercise price of outstanding stock options is greater than this closing stock price.

(4)	These amounts represent the outplacement benefit our executives are eligible to receive under each Severance Plan.
(5)

These amounts reflect payment for the 2010-2012 cycle of our Leadership Recognition Plan. Payment upon death and disability reflects a pro-rata amount based on actual performance as of December 31, 2011 and payment upon a change in control (no termination of employment is required) is for the full performance period and is based on actual performance as of December 31, 2011.

(6)	Accelerated vesting of the restricted share units grant to Mr. Thomson in conjunction with the IPO is pursuant to the terms of his letter agreement and award agreement.
(7)

Mr. Thomson is entitled to receive the greater of the severance under the Special Executive Severance Plan or the severance that would have been paid to him under Sunoco’s severance plan at the time of the IPO. These amounts thus represent the severance payable under Sunoco’s plan (i.e., three times the sum of his then current salary ($475,000) and target bonus opportunity (70% of salary), plus continued medical and dental benefits and life insurance coverage).

PROPOSAL 2 — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended, or Exchange Act, including in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure.

In connection with our two-step separation from Sunoco, we implemented a new compensation program in 2011. The primary driver of decisions for 2011 was to attract, motivate and retain highly-qualified executives to successfully execute our transition from a division of Sunoco to a separate publicly-traded company. The principles of our new compensation strategy are tied to increasing stockholder value over the long-term. Our compensation structure for our NEOs has a performance orientation with a significant portion of pay at risk based on performance and is designed to support our need to attract and retain our NEOs. Our NEOs’ compensation is aligned with stockholders’ interests and NEOs are rewarded when the interests of stockholders are advanced. Please read the Compensation Discussion and Analysis section of this proxy statement for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our NEOs.

We are asking our stockholders to indicate their support for our NEO compensation structure as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote to approve our executive compensation is advisory, and therefore not binding on SunCoke Energy, on the Compensation Committee or on the Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Recommendation

The Board of Directors recommends you vote “FOR” the advisory approval of our executive compensation.

PROPOSAL 3 — ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY APPROVAL

As discussed in Proposal 2, the Board of Directors values the input of stockholders regarding our executive compensation practices. As contemplated by the Dodd-Frank Act, stockholders are invited to express their views on how frequently advisory votes to approve executive compensation will occur. Stockholders can advise the Board of Directors on whether such votes should occur every year, every two years or every three years, or may abstain from voting.

Our Board of Directors believes that an annual advisory vote to approve executive compensation will allow our stockholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board of Directors also believes that an annual vote is therefore consistent with our efforts to engage in an on-going dialogue with our stockholders on executive compensation and corporate governance matters.

The advisory vote on the frequency of future advisory votes to approve executive compensation is non-binding on the Board of Directors. Stockholders will be able to specify one of four choices for this proposal: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation. Although the proposal is non-binding, the Board of Directors and the Compensation Committee will carefully review the voting results. Notwithstanding the Board of Directors’ recommendation and the outcome of the stockholder vote, the Board of Directors may in the future decide to conduct advisory votes on a less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

Recommendation

The Board of Directors recommends you vote for “ONE YEAR” to hold an advisory stockholder vote to approve executive compensation every year.

BENEFICIAL STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PERSONS OWNING MORE THAN FIVE PERCENT OF COMMON STOCK

The following table shows the amount of our common stock beneficially owned as of January 23, 2012 by each director of SunCoke Energy, by each of our NEOs and by all directors and executive officers of SunCoke Energy as a group. We are not aware of any beneficial owner of more than five percent of our common stock. Unless otherwise indicated, each person has sole investment and voting power over the securities listed in the table.

Name	Shares of Stock	Right to Acquire Ownership Under Options on or Within 60 Days After January 23, 2012	Percent of Class
Frederick A. Henderson	28,000	—	*
Robert J. Darnall	9,234	—	*
Alvin Bledsoe	5,934	—	*
Peter B. Hamilton	4,234	—	*
Karen B. Peetz	—	—	*
James E. Sweetnam	—	—	*
Michael J. Thomson	37,183 (1)	249,124	*
Mark E. Newman	10,150 (2)	—	*
Denise R. Cade	—	—	*
Matthew J. McGrath	15,673 (3)	—	*
Martin R. Titus	3,000	—	*
All directors and executive officers as a group (11 Persons)	94,735	249,124	*

*	Less than one percent of our outstanding common stock.
(1)	Mr. Thomson has shared voting and investment power for 15,304 shares.
(2)	Mr. Newman has shared voting and investment power for 3,750 shares.
(3)	Mr. McGrath has shared voting and investment power for 15,673 shares.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The following is the report of the Audit Committee with respect to SunCoke Energy’s audited financial statements for the year ended December 31, 2011. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that SunCoke Energy specifically incorporates such information by reference in such filing.

The Audit Committee consists of three members: Messrs. Bledsoe and Hamilton and Ms. Peetz. All of the members are independent directors under the NYSE and SEC audit committee membership requirements. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board of Directors. A copy of the charter can be found on our corporate website at www.suncoke.com.

The Audit Committee is responsible primarily for assisting the Board of Directors in fulfilling its oversight responsibility of reviewing the financial information that will be provided to stockholders and others, appointing the independent registered public accounting firm and reviewing the services performed by our independent registered public accounting firm and internal audit department. The Audit Committee does not itself prepare financial statements or perform audits and its members are not auditors or certifiers of SunCoke Energy’s financial statements.

In fulfilling its oversight responsibility of appointing and reviewing the services performed by our independent registered public accounting firm, the Audit Committee carefully reviews the policies and procedures for the engagement of our independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit related services. SunCoke Energy maintains an auditor independence policy that mandates that the Audit Committee pre-approve the audit and non-audit services and related budget in advance.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2011 with SunCoke Energy’s management and E&Y. The Audit Committee also has discussed with E&Y the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T regarding “Communication with Audit Committees.”

The Audit Committee also has received and reviewed the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence, and has discussed with E&Y its independence from SunCoke Energy.

Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board that the financial statements referred to above be included in the Annual Report on Form 10-K for the year ended December 31, 2011.

Members of the Audit Committee

Alvin Bledsoe (Chair)

Peter B. Hamilton

Karen B. Peetz

Audit Fees

The following table sets forth the fees billed by our independent registered public accounting firm for the years ended December 31, 2011 and December 31, 2010.

Audit and Non-Audit Fees
	Ernst & Young LLP
	2011	2010 (1)
Audit Fees (2)	$1,203,155	$205,077
Audit-Related Fees (3)	—	—
Tax Fees (4)	49,782	—
All Other Fees	—	—

Total	$1,252,937	$205,077

(1)	In the fiscal year ended December 31, 2010, other than with respect to Audit Fees, Sunoco paid all
Audit-Related Fees, Tax Fees and All Other Fees, if any, of E&Y.
(2)	Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, quarterly review of financial statements included in our Quarterly Reports on Form 10-Q, fees for reviews of our registration statements filed with the SEC and audit services provided in connection with other statutory and regulatory filings.
(3)	Audit-related fees relate to assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor, such as employee benefit plan audits, agreed upon procedures required to comply with financial, accounting or regulatory reporting and assistance with internal control documentation requirements.
(4)	Tax fees relate to professional services rendered in connection with tax audits, international tax compliance and international tax consulting and planning services.

Audit Committee Pre-Approval Policy

SunCoke Energy maintains an auditor independence policy that mandates that the Audit Committee pre-approve the audit and non-audit services and related budget in advance. The policy identifies: (1) the guiding principles that must be considered by the Audit Committee in approving services to ensure that the auditor’s independence is not impaired, (2) describes the audit, audit-related and tax services that may be provided and the non-audit services that are prohibited and (3) sets forth pre-approval requirements for all permitted services. In some cases, pre-approval is provided by the full Audit Committee for the applicable fiscal year for a particular category or group of services, subject to an authorized amount. In other cases, the Audit Committee specifically pre-approves services. To ensure compliance with the policy, the policy requires that our Vice President and Controller report the amount of fees incurred for the various services provided by the auditor not less frequently than semiannually. The Audit Committee has delegated authority to its Chair to pre-approve one or more individual audit or permitted non-audit services for which estimated fees do not exceed $100,000, as well as adjustments to any estimated pre-approval fee thresholds up to $50,000 for any individual service. Any such pre-approvals must then be reported at the next scheduled meeting of the Audit Committee.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Introduction

The Audit Committee has appointed E&Y to serve as SunCoke Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2012. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. The Board of Directors is submitting the appointment of E&Y to the stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of E&Y, the Audit Committee may reconsider the appointment and may retain E&Y or another accounting firm without resubmitting the matter to stockholders. Even if the stockholders ratify the appointment of E&Y, the Audit Committee may select another firm if it determines such selection to be in the best interest of SunCoke Energy and our stockholders.

Representatives from E&Y are expected to be present at the 2012 Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from our stockholders.

Recommendation

The Board of Directors recommends that you vote “FOR” the ratification of the Audit Committee’s appointment of E&Y as SunCoke Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

OTHER INFORMATION

Equity Compensation Plan Information

The following table provides information as of December 31, 2011 regarding the number of shares of our common stock that may be issued under the LTPEP and the Retainer Stock Plan. Sunoco approved each of the LTPEP and the Retainer Stock Plan prior to the completion of our two-step separation from Sunoco.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,729,375	(2)	$17.25	6,357,923
Equity compensation plans not approved by security holders	—		—	—

Total	1,729,375		$17.25	6,357,923	(3)

(1)	Weighted-average exercise price of outstanding stock options (excludes restricted stock units, which were granted at no cost to participants).
(2)	Consists of 1,454,019 stock options and 275,356 restricted stock units.
(3)	Consists of 5,870,625 shares available for issuance under the LTPEP and 487,298 shares available for issuance under the Retainer Stock Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and to furnish us with copies of the forms they file. Based on our review of filings made with the SEC and representations made by our directors and executive officers, we believe that all of our directors and executive officers timely filed all reports that were required under Section 16(a) during the fiscal year ended December 31, 2011.

Future Stockholder Proposals

In order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2013 Annual Meeting, the proposal must be received by our Corporate Secretary at SunCoke Energy, Inc., 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532, on or before November 29, 2012 and comply with the procedures and requirements set forth in Rule 14a-8 under the Exchange Act.

In accordance with the advance notice requirements contained in our Amended and Restated Bylaws, for director nominations or other business to be brought before the 2013 Annual Meeting by a stockholder, other than Rule 14a-8 proposals described above, written notice must be delivered no earlier than the close of business on January 10, 2013 and no later than the close of business on February 9, 2013 to our Corporate Secretary at SunCoke Energy, Inc., 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532.

These stockholder notices must comply with the requirements of our Amended and Restated Bylaws and will not be effective otherwise.

Solicitation of Proxies

The cost of soliciting proxies in the enclosed form will be borne by SunCoke Energy. In addition to solicitation by mail, our officers and other employees may solicit proxies personally, by telephone and by facsimile. We may request banks and brokers or other similar agents or fiduciaries to transmit the proxy materials to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing. We have retained Morrow & Co., LLC to assist us in the solicitation of proxies for an estimated fee of $7,500, plus reimbursement of certain out-of-pocket expenses.

By order of the Board of Directors,

Denise R. Cade

Senior Vice President, General Counsel and Corporate Secretary

Lisle, Illinois

March 29, 2012

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 9, 2012.
Vote by Internet
• Go to www.envisionreports.com/SXC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - -

A	Proposals — The Board recommends a vote FOR Proposals 1, 2 and 4 and 1 YEAR for Proposal 3.	+
1. Election of Directors:	01 - Frederick A. Henderson
02 - Alvin Bledsoe

☐	FOR all nominees	☐	WITHHOLD vote from all nominees	☐	For All EXCEPT -To withhold your vote for any individual nominee, mark “FOR All Except” and write the number of the nominee on the line below.

		For	Against	Abstain			1 Yr	2 Yrs	3 Yrs	Abstain
2.	Advisory approval of the company’s executive compensation.	☐	☐	☐	3.	Proposal to recommend the frequency of advisory stockholder votes to approve the company’s executive compensation.	☐	☐	☐	☐
4.	Proposal to ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2012.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right	☐
if you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. If signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy – SunCoke Energy, Inc.

Notice of 2012 Annual Meeting of Stockholders – May 10, 2012

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Frederick A. Henderson and Michael J. Thomson, or any of them, proxies, with full power of substitution to each, to vote the shares of stock of SunCoke Energy, Inc. that the undersigned is entitled to vote as specified on the reverse side of this card at the 2012 Annual Meeting of Stockholders to be held on May 10, 2012 at 9:00 a.m., local time, at the Hotel Arista, 2139 CityGate Lane, Naperville, Illinois 60563, and at any adjournment or postponement thereof.

WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED BUT, IF NO SPECIFICATION IS MADE OR IS UNCLEAR, SUCH SHARES WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 4 AND “1 YEAR” FOR PROPOSAL 3. THIS PROPERLY EXECUTED PROXY ALSO AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN ACCORDANCE WITH THEIR JUDGMENT ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

If you do not vote by telephone or over the Internet, please complete, sign and date this card on the reverse side and return it promptly in the enclosed reply envelope.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - -

A	Proposals — The Board recommends a vote FOR Proposals 1, 2 and 4 and 1 YEAR for Proposal 3.	+
1. Election of Directors:	01 - Frederick A. Henderson
02 - Alvin Bledsoe

☐	FOR all nominees	☐	WITHHOLD vote from all nominees	☐	For All EXCEPT -To withhold your vote for any individual nominee, mark “For All Except” and write the number of the nominee on the line below.

		For	Against	Abstain			1 Yr	2 Yrs	3 Yrs	Abstain
2.	Advisory approval of the company’s executive compensation.	☐	☐	☐	3.	Proposal to recommend the frequency of advisory stockholder votes to approve the company’s executive compensation.	☐	☐	☐	☐
4.	Proposal to ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2012.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. If signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy – SunCoke Energy, Inc.

Notice of 2012 Annual Meeting of Stockholders – May 10, 2012

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Frederick A. Henderson and Michael J. Thomson, or any of them, proxies, with full power of substitution to each, to vote the shares of stock of SunCoke Energy, Inc. that the undersigned is entitled to vote as specified on the reverse side of this card at the 2012 Annual Meeting of Stockholders to be held on May 10, 2012 at 9:00 a.m., local time, at the Hotel Arista, 2139 CityGate Lane, Naperville, Illinois 60563, and at any adjournment or postponement thereof.

WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED BUT, IF NO SPECIFICATION IS MADE OR IS UNCLEAR, SUCH SHARES WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 4 AND “1 YEAR” FOR PROPOSAL 3. THIS PROPERLY EXECUTED PROXY ALSO AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN ACCORDANCE WITH THEIR JUDGMENT ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

If you do not vote by telephone or over the Internet, please complete, sign and date this card on the reverse side and return it promptly in the enclosed reply envelope.